        As filed with the Securities and Exchange Commission on November 6, 2000

                                                      Registration No. 333-43642
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             REGISTRATION STATEMENT


                               Amendment No. 3 to

                                   FORM SB-2



                                      UNDER
                           THE SECURITIES ACT OF 1933


                         HUGO INTERNATIONAL TELECOM INC.
                 (Name of Small Business Issuer in its charter)

                Delaware                                  4812                            98-0226479
    (State or Other Jurisdiction of           (Primary Standard Industrial             (I.R.S. Employer
     Incorporation or Organization)           Classification Code Number)             Identification No.)

                                6 WATERSIDE DRIVE
                     LANGLEY BUSINESS PARK, LANGLEY SLOUGH,
                        BERKSHIRE SL3 6EZ UNITED KINGDOM
                               011-44-1753-542-828
             (Address and telephone number of principal executive offices and principal place of business)

                                 DAVID W. FODEN
                                    PRESIDENT
                        HUGO INTERNATIONAL TELECOM, INC.
                                6 WATERSIDE DRIVE
                     LANGLEY BUSINESS PARK, LANGLEY SLOUGH,
                        BERKSHIRE SL3 6EZ UNITED KINGDOM
                                 011-44-1753-542-828
            (Name, address and telephone number of agent for service)

                                    COPY TO:

                              PAUL J. POLLOCK, ESQ.
                        PIPER MARBURY RUDNICK & Wolfe LLP
                           1251 Avenue of the Americas
                               New York, NY 10020
                                 (212) 835-6000
                             Fax No.: (212) 835-6001

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICAL AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box./X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration statement for the same offering./ /

         If this Form is a post-effective amendment filed pursuant to Rule 464(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /

                        CALCULATION OF REGISTRATION FEE


 Title of Each  Class of             Amount to  be       Proposed Maximum                Proposed Maximum              Amount of
 Securities to be Registered         Registered         Offering  Price Per Share (1)  Aggregate Offering Price    Registration Fee
Common  Shares, par value
$.0001 per  share                     9,626,480                                                                        $5280



(1) The registration fee has been calculated pursuant to Rule 457(c) under the securities act as follows: 9,626,480 multiplied by $1.00, which was the most recent sales price (rounded to the nearest cent) for shares of our common stock issued in a private placement.





THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS


                        HUGO INTERNATIONAL TELECOM, INC.



                        9,626,480 SHARES OF COMMON STOCK


                        --------------------------------


         This prospectus relates to the sale of up to an aggregate of 9,626,480 shares of our common stock, which may be offered for sale from time to time by the selling stockholders listed on page 43.



         This prospectus covers the sale of up to 6% of the shares owned by David W. Foden and 10% of the shares owned by Michael Christmas, both of who are officers and directors.


         This prospectus is filed to comply with our undertaking to register shares of our common stock issued in recent private placements.

         We will not receive any part of the proceeds from the sale of any of these shares by the selling stockholders.


         We have been advised that the selling stockholders intend to sell the shares at various times for their own account in the open market at the then prevailing prices or in individually negotiated transactions at such prices as may be agreed upon. The selling stockholders will bear all expenses with respect to the offering and sale of shares owned by them except the costs associated with this registration of their shares under the Securities Act and the preparation and printing of this prospectus.


         There is currently no public market for our common stock.


         WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN HUGO AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.
                         ---------------------------


                              SUBJECT TO COMPLETION

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ---------------------------


               THE DATE OF THIS PROSPECTUS IS NOVEMBER 6, 2000.


                         --------------------------

                                TABLE OF CONTENTS


                                                                                                                PAGE
     CONTENTS.....................................................................................................2

     PROSPECTUS SUMMARY...........................................................................................3

     RISK FACTORS.................................................................................................7

     USE OF PROCEEDS.............................................................................................18

     DIVIDEND POLICY.............................................................................................18

     CAPITALIZATION SCHEDULE.....................................................................................19

     MANAGEMENT'S DISCUSSION AND ANALYSIS........................................................................20

     DESCRIPTION OF BUSINESS.....................................................................................27

     MANAGEMENT..................................................................................................38

     DISCLOSURE OF COMMISSION POSITION ON  INDEMNIFICATION FOR SECURITIES ACT
     LIABILITIES.................................................................................................40

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............................................41

     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................................................42

     DESCRIPTION OF SECURITIES...................................................................................42

     SELLING STOCKHOLDERS........................................................................................43

     PLAN OF DISTRIBUTION........................................................................................45

     LEGAL MATTERS...............................................................................................45

     EXPERTS.....................................................................................................46

     WHERE YOU CAN GET MORE INFORMATION..........................................................................46

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.


         Some of the statements contained in this prospectus under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis or Plan of Operation" and "Business" are forward-looking. We generally identify forward-looking statements by the use of terminology such as "may," "will," "expect," "intend," "plan," "estimate," "anticipate," "believe," or similar phrases. We base these statements on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Our actual future performance could differ significantly from these forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ significantly from our expectations include matters not yet known to us or not currently considered significant by us.
Actual results may differ significantly from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors."


                                  OUR BUSINESS

         Hugo International Telecom, Inc.'s operations commenced in 1992. We provide radio and data communications solutions and telephone airtime access to business customers primarily in the United Kingdom. Our expertise and broad range of distribution of various mobile and data communications equipment and technology, allows us to be a single-source provider of mobile and data communications, network design, equipment sales, installation and systems integration, consulting and maintenance to businesses and government agencies.

         Hugo supplies four main product offerings:

         - RADIO COMMUNICATIONS EQUIPMENT AND SYSTEMS
           - includes complex private mobile radio and public access mobile radio systems that, among other features, provide instant call set-up communications for workgroups.

         - MOBILE COMMUNICATION SYSTEMS VIA GSM AND TETRA DIGITAL NETWORKS
           - includes a range of GSM mobile phones that operate under the European Standard for mobile technology. This technology is currently being upgraded to enable the mobile user to transfer data at 64 kilobits/sec (a 6 times increase in speed) and to maintain a virtual connection to a centrally based computer or network, accessing and transferring data as and when needed.

           - Tetra (Terrestrial Trunked Radio Access) is the only digital mobile radio technology that has been accepted throughout Europe. It combines the benefits of cellular telephony, public access mobile radio, virtual connection and instant ability to access/transfer data.

         - TRACKING SYSTEMS AND COMPLEX MOBILE DATA APPLICATIONS
           - flexible sophisticated tracking systems provide, among other features, security for customers' valuable assets and can define the need for human action to maintain an optimal level of service. Our systems are employed to track vehicles (security and location), report vending machine stock levels, as metering devices, remote sensors and alarms (can define when security or repair action is required).

           - we tailor complex data applications that allow mobile office users, while in the United Kingdom or abroad, to access their company's Intranet, databases, receive and transmit information with full video capability.

         - PABX TELEPHONE SWITCHES AND DECT SYSTEMS
           - our solution to the need for mobile communication within the workplace. The switch allows digitally enhanced cordless phones to be linked through a company's main switchboard. The in office user has the advantage of mobility within the work environment along with a PABX system that provides the latest telephone technology features.

         We believe that technology advances in radio, fixed telephone and cellular telephone systems has created enormous opportunities in business communications. Our expertise and added value comes from our ability to integrate and build complex communication systems from products currently available from vendors. We are building innovative solutions to the applications required by businesses to improve their customer service levels and control their communications costs.




         OUR HISTORY OF OPERATING LOSSES



            We incurred net losses of $218,342 for the year ended December 31, 1998, $191,675 for the year ended December 31, 1999, and $593,908 for the six months ended June 30, 2000, resulting in an accumulated deficit of $998,438 for the period ended June 30, 2000. We expect to continue operating at a net loss through the end of 2000 as we incur costs related to sales and marketing, product development and administrative expenses.



         OUR PRINCIPAL STOCKHOLDER IS ALSO OUR CHIEF EXECUTIVE OFFICER, SERVES ON OUR BOARD OF DIRECTORS AND MAY HAVE INTERESTS THAT ARE IN CONFLICT WITH THE INTERESTS OF OUR OTHER STOCKHOLDERS



            David W. Foden, our controlling stockholder, serves as chief executive officer and a director of Hugo. A conflict may arise if our board of directors considers taking significant corporate actions that Mr. Foden may oppose. Currently, there are no known potential conflicts of interest arising as a result of Mr. Foden's stock ownership or his roles as chief executive officer and director of Hugo. Under Delaware General Corporation Law, as a director, Mr. Foden owes a duty of loyalty to Hugo. If a conflict of interest were to arise, however, there are certain provisions of our Certificate of Incorporation and By-laws that may protect Mr. Foden in his roles of officer and director as long as he acts in good faith. For a description of these provisions, please see "Indemnification of Directors and Officers".



         WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE IN ORDER TO CONTINUE AS A GOING CONCERN



              At June 30, 2000, we have a net working capital deficiency of approximately $636,000. This raises substantial doubt about our ability to continue as a going concern. We may not be able to meet our working capital and other cash requirements with cash derived from operations or short-term receivables and as a result may require additional financing.


         Our executive offices are located at 6 Waterside Drive, Langley Business Park, Langley Slough, Berkshire SL3 6EZ United Kingdom, and our telephone number is 011-44-1753-542-828.



         We will not receive any proceeds from the sale of our common stock by the selling stockholders listed in the table on page 43.



         Investing in our common stock is speculative and involves a high degree of risk. You should not invest in the common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on Page 7.


                                 THE OFFERING


Shares offered by the selling stockholders......................................  9,626,480 shares of common stock.

                          SUMMARY FINANCIAL INFORMATION

         The  following  summary   financial   information  is  taken  from  our
Consolidated Financial Statements included elsewhere in this prospectus and should be read along with the Consolidated Financial Statements and the related Notes.

         Income Statement Data:


                                                       Years ended                    Six Months
                                                       December 31,                   Ended June,
                                                       ------------                   -----------
                                                  1998            1999           1999           2000
                                                  ----            ----           ----           ----
Net Revenue................................     3,915,293       5,094,575      2,135,611      2,448,308
Operating Expenses.........................     1,628,477       1,827,442        794,659      1,421,533
Interest Expense...........................        59,123          75,159         31,253         71,527
Net Loss Available to Common Stockholders..     (218,342)       (191,675)      (128,512)      (593,908)
Net Loss per Share of Common Stock.........         (.01)           (.01)          (.01)          (.03)
Average Number of shares...................    15,000,100      15,000,100     15,000,100     17,529,945



         Balance Sheet Data:


                                                        June 30, 2000      June 30, 1999
                                                        -------------      -------------
Total Assets                                             2,211,901           2,213,668

Cash and Cash Equivalents                                   39,781              42,022

Long-Term Debt                                             316,131             865,305

Working Capital                                          (635,607)           (289,073)

Stockholders' Equity (Deficit)                             184,150           (328,215)

                                  RISK FACTORS

         The securities we are offering involve a high degree of risk, including, the risks described below. You should carefully consider the following risk factors that affect our business and this offering before investing in the securities.




WE EXPECT NET LOSSES TO OCCUR THROUGH AT LEAST 2000



         We incurred net losses in 1998 of $218,342 and in 1999 of $191,675, and we expect to continue experiencing losses through at least the end of the year 2000. Because we expect to continue to incur significant product development, sales and marketing, and administrative expenses, we will need to generate significant revenues to become profitable and sustain profitability on a quarterly or annual basis. We may not achieve or sustain our revenue or profit goals. To the extent that increases in operating expenses are not matched by increased revenue, our business, operating results and financial condition will be harmed.


WE WILL LIKELY NEED ADDITIONAL FINANCING IN ORDER TO FULLY IMPLEMENT OUR BUSINESS PLAN


         To date, we have had insufficient revenues to satisfy our ongoing expenses of operation and we have been funded, in part, by loans from David W. Foden our controlling stockholder. Due to our history of losses, we cannot assure you that we will ever be profitable. If we do not become profitable or obtain additional financing, we will be unable to continue our current level of operations and fully implement our growth objectives outlined in our business plan. As a result, we cannot assure you we will have adequate capital to implement future expansion and enhancement of our communications systems, to maintain our current level of operation or to pursue strategic acquisitions. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our development, expansion and acquisition plans, which could have an negative effect on us and on the value of our common stock. See "Management's Discussion and Analysis or Plan of Operations" and "Accountants Reports" for a more detailed discussion of our losses, sources of funds for operations and other financial information and "Description of Business" for a more detailed discussion of our growth objectives.



WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING



         We currently have no legally binding commitments or understandings with any third parties to obtain any additional financing. We cannot assure you that we will be able to obtain any additional financing in the amounts or at the times we may require the financing, or if we do obtain any financing that it would be on acceptable terms. Moreover, our access to additional funds may be limited by:



           - market conditions affecting the business communications industry; and




           - specific factors affecting our attractiveness as a borrower or an investment vehicle including:



           - the potential commercial opportunities and risks associated with implementation of our business plan;

           -          the market's perception of our performance and assets; and




           - the actual amount of cash we need to pursue our business strategy.


THERE IS NO MARKET FOR OUR COMMON STOCK.


         There is no trading market for our common stock and it is not anticipated that a trading market will develop in the foreseeable future. If no market develops, it may be difficult or impossible for you to resell your shares if you should desire to do so. Even if you are able to sell your shares, we cannot assure you that you will be able to resell your shares at the purchase price paid or at any price.



BECAUSE OUR COMMON STOCK PRICE, LIKE THAT OF MANY TECHNOLOGY COMPANIES, IS LIKELY TO BE HIGHLY VOLATILE, IF A MARKET FOR OUR COMMON STOCK DEVELOPS, THE MARKET PRICE OF OUR COMMON STOCK MAY BE LOWER THAN YOU EXPECTED



         Even if a market were to develop for our stock, the market price of our common stock is likely to be highly volatile, because the stock market in general, and the market for technology companies in particular, have experienced significant volume and price fluctuations. You may not be able to resell your shares following periods of volatility because of the market's negative reaction to that volatility. The trading prices of many technology companies' stocks have reached historical highs within the last year and have reflected relative valuations substantially above historical levels. However, during the same period, these companies' stocks have also been highly volatile and several companies' stocks have recorded lows well below their historical highs. These factors may significantly and negatively affect the price of our common stock, regardless of our operating performance.



BECAUSE OUR OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, WE MAY NOT MEET EXPECTATIONS OF INVESTORS AND ANALYSTS AND OUR STOCK PRICE, IF A MARKET IS ESTABLISHED, MAY DECLINE



         If our operating results do not meet expectations of investors and analysts in a particular quarter, the price of our common stock could decline. The rapidly evolving business communications market makes it difficult to predict our operating results. Our operating results depend on a variety of factors, including the following:



           - continued growth in the use and quality of wireless communications products;



           -          the rate at which we are able to acquire new customers;



           -          introduction of new vehicle and asset tracking solutions;


           - changes in our revenue arrangements with wireless network operators;



           -          timing of introduction of new products and services;

           - changes in pricing policies and product offerings by us or our competitors;



           - costs associated with advertising, marketing and promotional efforts to acquire customers; and



           - capital expenditures and other costs and expenses related to improving our business, expanding our operations and adapting to new technologies and changes in customer preferences.



         In addition, our operating expenses are based on our expectations of the future demand for our products and services. Moreover, we frequently will incur expenses in connection with integration and offering of products and services, which are likely to be incurred well in advance of related revenues. We may be unable to adjust spending quickly enough to offset any unexpected demand shortfall or delay in offering our products and services. As a result, our operating results are likely to fluctuate from period to period.



WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE US



         Because we have recently shifted our focus significantly in order to take advantage of advances in wireless communications technology, we should be viewed as an early stage enterprise notwithstanding the fact that we have been engaged in business operations for eight years. We expect to spend significant resources on expanding our products and services and promoting our brand name for the foreseeable future. We face a number of risks encountered by early stage companies in the wireless data and equipment communications industry, including:


- the uncertainty of market acceptance of our new products and services;

- our substantial dependence on products with only limited market acceptance to date;

- our need to introduce reliable and robust products that meet the demanding needs of mobile individuals, wireless network operators, Internet media networks, corporate enterprises and wireless handset manufacturers;

- our need to expand our product development, marketing, sales, consulting and support organizations, as well as our distribution channels; and

-          our ability to anticipate and respond to market competition.


BECAUSE WE OPERATE IN A NEW AND RAPIDLY DEVELOPING MARKET, OUR FUTURE PROFITABILITY IS UNCERTAIN






         Although we were founded in 1992, increased growth in digital wireless capabilities has occurred fairly recently and, as a result, the focus of our business has changed significantly. Due to changes in technology and the emergence of digital communications networks, our business has expanded from providing radio communications systems to providing complete mobile and wireless data communications solutions. As a result, we face a number of risks encountered by companies in the rapidly evolving wireless data communications market and when making your investment decision, you should consider the risks, expenses and difficulties that we may encounter or incur in a new and rapidly evolving market. Our business strategy may not be successful, and we may not successfully address these risks.



         We may be unable to anticipate and adapt in a timely manner to technological changes.



         New products and technologies will emerge and existing products and technologies will further develop. We cannot predict the effect of these technological changes on our business. While changes in technology can create new demand for products and services that we may provide, these new products and technologies may reduce the demand in the future for products and services that we currently offer. Alternately, such changes in technology may be made available to us for sale or distribution. As a result, our most significant competitors in the future may be new entrants to our markets with access to new technology and products, who would not be burdened by a technical personnel base familiar with older technology and equipment. Although we are constantly training our personnel on the latest technologies and equipment, it may be cost prohibitive for us to retrain personnel on an entirely new hardware/software platform. Our future success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes.






         An increase in market competition could have a negative impact on our business.



         Our markets are new, rapidly evolving and highly competitive, and we expect this competition to persist and intensify in the future. This increase in competition could lead to price reductions, decreased sales-volume, under-utilization of employees, reduced operating margins and loss of market share. There can be no assurance that we will be able to successfully compete for customers in our targeted markets.



         Our failure to maintain and enhance our competitive position could seriously harm our business and operating results. We encounter current or potential competition from a number of sources, including:



           -          Equipment manufacturers



           -          Equipment distributors



           -          Network integrators



         See "Competition" for a more detailed discussion of competition in our targeted markets.



WE FACE COMPETITION FROM ESTABLISHED COMPETITORS



         Many of our competitors have significantly greater financial, technical and marketing resources, and/or greater name recognition. As a result, some of our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Some of our competitors have longer operating histories and greater overall resources than we do. Many of these companies have more extensive customer bases and broader customer relationships that they could leverage, including relationships with many of our current and potential customers. These companies also have significantly more established customer support and professional services organizations than we do.



BECAUSE WE HAVE NON-EXCLUSIVE AGREEMENTS WITH BT CELLNET, DOLPHIN, MOTOROLA, KENWOOD AND NITSUKO WHICH SUPPLY US WITH TECHNOLOGY AND EQUIPMENT, OUR COMPETITORS MAY BE ABLE TO OBTAIN ARRANGEMENTS SIMILAR TO OURS


         Our existing agreements with the companies that supply a significant portion of our equipment and technology are non-exclusive. All of these suppliers have established relationships with our competitors. If our competitors were able to obtain similar or more competitive arrangements with our suppliers, our business and growth prospects would suffer.


BT CELLNET, DOLPHIN, MOTOROLA, KENWOOD AND NITSUKO MAY BECOME OUR COMPETITORS


         The companies that supply our equipment and technology could become our competitors by offering the same or similar equipment and services directly to our targeted markets. These companies are substantially larger, more established than Hugo and have access to greater financial, technical, and marketing resources. If these companies began competing directly with us, our business and growth prospects would suffer.




OUR ABILITY TO COMPETE BASED ON THE PRICE OF OUR PRODUCTS AND SERVICE OFFERINGS WILL BE LIMITED


         Factors affecting our ability to provide competitive pricing in our targeted markets include the following:

         - Some of our competitors are financially stronger than we are, which allows them to price their service packages at levels below those that we can or are willing to match.


         - Our equipment may be more expensive than some competitors, which may negatively affect our growth and operating results.



WE MAY FACE CONTINUING PRESSURE TO REDUCE PRICES, WHICH COULD NEGATIVELY AFFECT OPERATING RESULTS AND THE VALUE OF YOUR INVESTMENT.



         Our technology and equipment are sourced from leading suppliers in each segment of our targeted markets so that we can have the best of breed products in each market. The competitiveness of the pricing of these products is therefore dependent on the choice of the product supplier.


         Over the past several years, as the number of wireless communications service and product providers in our market areas has increased, our competitors' prices in these markets have generally decreased. We may encounter further market pressures to:

         -    reduce our digital mobile communications products offering prices;

         - respond to particular short term, market specific situations, for example, special introductory pricing or packages that may be offered by new providers launching their service in a particular market; or

         - reduce prices if BT Cellnet and Dolphin generally continue to reduce the prices charged to their customers.





WE CANNOT PREDICT WHETHER DEMAND FOR OUR PRODUCTS AND SERVICES WILL CONTINUE TO DEVELOP, PARTICULARLY AT THE VOLUME OR PRICES THAT WE NEED TO BECOME CASH FLOW POSITIVE.



         Although wireless and mobile device usage is growing rapidly, we cannot be certain that this growth will continue in its present form, or at all. We believe our success ultimately will depend upon, among other things, our ability to:



         - increase awareness of Hugo's brand and the availability of our products and services;



         - continue to attract and develop relationships with wireless data communications; technology and equipment providers; and



         -    continue to attract and retain customers.



IF WIRELESS AND MOBILE DEVICES MARKETED BY US ARE NOT WIDELY ACCEPTED BY BUSINESSES TO ADDRESS THEIR COMMUNICATIONS NEEDS, OUR BUSINESS WILL BE ADVERSELY AFFECTED.



         Our future success depends, in part, on the acceptance of the wireless and mobile devices we market by businesses to address their communications needs. We cannot assure you that wireless and mobile users will accept the use of handheld devices to receive data and services essential to their business operations. Most businesses currently use computers to access the Internet and remotely retrieve real-time information and e-mail. Computers are generally designed for the visual presentation of data, while, historically, wireless devices have been limited to messaging by letters, numbers and a limited number of symbols.



IF WE ARE UNABLE TO MAINTAIN, IMPROVE AND DEVELOP OUR PRODUCTS AND SERVICES, WE MAY NOT ACHIEVE PROFITABILITY



         In order to become profitable, we need to maintain and improve our current products and services and to develop or license new ones on a timely basis. If we cannot effectively maintain, improve and develop products and services we may not be able to recover our fixed costs or otherwise become profitable. We may not be able to develop and introduce new products, services and enhancements that respond to technological changes, evolving industry standards or customer needs and trends on a timely basis. Because of the complexities inherent in our offerings, major new wireless data services, applications, business communications systems and service enhancements may require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products, services and service enhancements. These new products, services and service enhancements may not achieve market acceptance or our competitors may develop alternative technologies that gain broader market acceptance than our products and services.

IF OUR NEW WIRELESS COMMUNICATIONS TECHNOLOGY DOES NOT PERFORM IN A MANNER THAT MEETS CUSTOMER EXPECTATIONS, WE WILL BE UNABLE TO ATTRACT AND RETAIN CUSTOMERS



         Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of transmissions on our communications systems. If we are unable to address and resolve satisfactorily performance or other transmission quality issues as they arise, or if these issues limit our ability to expand the coverage or capacity as currently planned, or if these issues were to place us at a competitive disadvantage to other wireless communications equipment and service providers in our markets, we may have difficulty attracting and retaining customers.



IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE, OUR PRODUCTS AND SERVICES MAY BECOME OBSOLETE AND WE MAY LOSE SALES



         We may not be successful in developing and marketing, on a timely and cost-effective basis, new products and services that respond to technological changes, evolving industry standards or changing customer and supplier requirements. The market for business communications is characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our products and services must also be compatible with a variety of communications networks Our ability to grow and achieve profitability will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:



         -    effectively use and integrate new wireless and data technologies;



         -    continue to develop our technical expertise;



         -    enhance our wireless data, engineering and system design services;



         -    develop applications to suit business customer needs; and



         - influence and respond to emerging industry standards and other changes.



BECAUSE THE ADOPTION CYCLE FOR OUR PRODUCTS AND SERVICES BY OUR CUSTOMERS WHO BUY OUR PRODUCTS AND SERVICES MAY BE LONG, OUR STOCK PRICE COULD DECLINE IF REVENUES ARE DELAYED



         We cannot predict the rate of adoption by government agencies and business customers of our products and services or the price they may be willing to pay for our products and services in the future. This may cause a delay in revenue realization and negatively affect our operating performance. Also, fluctuations in our operating performance are exacerbated by the length of time between our first contact with a potential customer and the first revenue from sales of products and/or services to such customer. If our operating performance does not meet investor expectations as a result of these delays, our stock price and the value of your investment may decline.

WE DEPEND ON INCREASED BUSINESS FROM OUR CURRENT CUSTOMERS



         If we fail to generate repeat and expanded business from our current customers, our business and operating results would be seriously harmed. Many of our customers initially make a limited purchase of our products and services for pilot programs. These customers may not choose to purchase additional products or services from us. Because the total amount of maintenance and support fees we receive in any period, which constitutes a substantial portion of our revenues, depends in large part on the products we previously sold, any downturn in our sale of products would negatively impact our future service revenues. In addition, if customers elect not to renew their maintenance agreements, our service revenues could be significantly negatively affected.


CONCERNS ABOUT HEALTH RISKS RELATING TO THE USE OF WIRELESS COMMUNICATIONS DEVICES MAY AFFECT OUR PROSPECTS AND THE VALUE OF YOUR INVESTMENTS



         Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. Studies performed by wireless telephone equipment manufacturers have investigated these allegations, and additional studies are ongoing. The actual or perceived risk of wireless communications devices could negatively affect us through a reduced customer growth rate, a reduction in customers, reduced network usage per customer or through reduced financing available to the mobile communications industry.






WE DEPEND UPON THIRD-PARTY DISTRIBUTION RELATIONSHIPS



         We have a limited number of distributorship agreements and we may not be able to increase our number of distribution relationships in the future or maintain existing relationships or obtain rights to new product offerings. Currently, our distributorship agreements authorize us to act as a distributor of communications products and technology for various vendors, including:



         -    BT Cellnet



         -    Dolphin



         -    Motorola



         -    Kenwood



         -    Nitsuko



         Our current agreements with these suppliers do not prevent them from doing business with others, and we cannot guarantee that we will continue to receive the volume of products that we need at all times. Periodically, these distribution agreements expire and must be renegotiated in order to continue distributing each vendor's products at competitive prices. Certain of our distribution agreements are merely oral contracts that may be terminated by either party at will. This is also true of certain of our written contracts. As a result, we cannot be certain that any vendor with whom we do business will elect to continue their relationship with us in the future on substantially the same terms and conditions. We believe that an interruption, or substantial changes in our distribution relationships, particularly with BT Cellnet or Dolphin, could have a significant negative effect on our business, operating results and/or financial condition.



BECAUSE WE DEPEND UPON WIRELESS NETWORKS FOR ACCESS TO SUFFICIENT CAPACITY AND LEVEL OF SERVICE QUALITY, WE MAY BE UNABLE TO DELIVER OUR PRODUCTS AND SERVICES TO OUR USER BASE AND REVENUE COULD DECREASE






         Our ability to grow and achieve profitability depends in part on our ability to access sufficient capacity on the networks of wireless carriers such as BT Cellnet and Dolphin and on the reliability and security of their systems. The airtime purchased by our customers is provided by transmission services of these third parties. We depend on these companies to provide uninterrupted and quality service and would not be able to service our mobile phone users' needs if our wireless network operators fail to provide the required capacity or level of service.



DEPENDENCE UPON CURRENT KEY PERSONNEL FOR OUR SUCCESS


         If any officers or the following key personnel cease employment with us before we find qualified replacements, it might have a significant negative impact on our operations and overall business. Our success is dependent upon the personal efforts and abilities of our executive officers, including David W. Foden, Chairman and Chief Executive Officer and Michael Christmas, Chief Financial Officer. Currently, we maintain key man life insurance solely on David
W. Foden.


IF WE LOSE KEY MANAGEMENT OR OTHER PERSONNEL, WE MAY EXPERIENCE DELAYS IN OUR PRODUCT DEVELOPMENT AND OUR GROWTH PROSPECTS


         Our growth and success also depends on our ability to attract, hire and retain additional highly qualified management, technical, marketing and sales personnel. These individuals are in high demand and we may not be able to attract the staff we need. The hiring process is intensely competitive, time consuming and may divert the attention of our management from our operations. Competitors and others have in the past, and may in the future, attempt to recruit our employees. If we lose the services of any of our senior management or key technical personnel, or if we fail to continue to attract qualified personnel, our business could suffer.



WE MAY BE UNABLE TO HIRE THE NECESSARY PERSONNEL TO EXPAND OUR MARKETING AND SALES OPERATIONS.



         We need to expand our marketing and direct sales operations in order to increase market awareness of our product and service offerings and generate increased revenue. We cannot be certain that we will be able to expand our marketing staff and sales force or that the cost of establishing such a marketing staff or sales force will not exceed our revenues. Competition for qualified sales personnel is intense and we may not be able to hire enough qualified individuals in the future. Our products and services require a sophisticated sales effort targeted at the senior management of our prospective customers. In addition, we will require personnel with experience marketing products on a broad basis to a large number of potential customers, an area in which we currently have limited experience. New hires require extensive training and typically take at least six months to achieve full productivity.






BECAUSE OUR BUSINESS HAS GROWN RAPIDLY, WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR GROWTH



         Our growth has placed, and any further growth is likely to continue to place, considerable strain on our management team and other personnel, our internal accounting and management information systems and the third-party systems on which we depend. If we fail to manage our growth effectively our business will be negatively affected. Our growth plans are likely to continue to place a significant strain on our personnel, and we believe that our current accounting and management information systems are inadequate to handle our anticipated growth. We are actively attempting to hire new employees to help us manage our growth, and we are evaluating supplementing or replacing our accounting and other systems to enable us to manage our expansion. Our failure to hire additional personnel or to improve our systems increases the risk that we will not be able to achieve our growth objectives or, if achieved, we will not be able to manage our operations effectively.



IF WE ACQUIRE OR INVEST IN ANOTHER COMPANY, THIS MAY DISRUPT OUR BUSINESS OR DISTRACT OUR MANAGEMENT



         We have limited experience in acquiring businesses, technologies, services or products. From time to time, we engage in discussions and negotiations with companies regarding our acquiring or investing in these companies' businesses, products, services or technologies. If we acquire or invest in another company, we could have difficulty assimilating that company's personnel, operations, products, services, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and negatively affect our results of operations. Also, we may have to take on additional debt or issue stock to pay for any future acquisitions. If we issue stock, it may dilute the stockholdings of our existing stockholders. As of the date of this prospectus, we have no agreement to enter into any significant investment or acquisition transaction.



WE ARE CONTROLLED BY OUR DIRECTORS AND OFFICERS



         As of October 10, 2000, our current directors and officers beneficially own approximately 56% of our outstanding common stock. Upon completion of the offering, the directors and officers will beneficially own approximately 53% of our common stock. As a result, our current directors and officers will continue to exercise control over the affairs of Hugo, including the ability to elect directors and determine the outcome of votes by our stockholders on all corporate matters, including mergers, sales of all or substantially all of our assets, charter amendments and other matters requiring stockholder approval.

SINCE WE OPERATE IN A REGULATED INDUSTRY, WE MAY BE NEGATIVELY AFFECTED BY GOVERNMENTAL REGULATION



         There are an increasing number of laws and regulations pertaining to wireless telephony and the Internet under consideration in the United Kingdom and elsewhere. Our wireless technology and equipment suppliers are subject to regulation by governmental agencies and regulations that affect them and as a result Hugo, could increase our costs or reduce our ability to continue distributing our suppliers' products and services.



BECAUSE WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS ,WE MAY INCUR SUBSTANTIAL COSTS TO DEFEND OR PROTECT OUR BUSINESS AND INTELLECTUAL PROPERTY



         If we fail to protect our intellectual property, we may be exposed to expensive litigation or risk jeopardizing our competitive position. The steps we have taken may be inadequate to protect our technology and other intellectual property. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and the diversion of our management and technical resources which could harm our business.



BECAUSE WE MAY NOT BE ABLE TO AVOID CLAIMS THAT WE INFRINGED THE PROPRIETARY RIGHTS OF OTHERS, WE MAY INCUR SUBSTANTIAL COSTS TO DEFEND OR PROTECT OUR BUSINESS AND INTELLECTUAL PROPERTY


         Although we have taken steps to avoid infringement claims from others, these measures may not be adequate to prevent others from claiming that we violated their patents, other trademarks or other proprietary rights. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. A party making a claim could secure a judgment that requires us to pay substantial damages.


BECAUSE WE INTEND TO EXPAND INTERNATIONALLY, WE WILL BE SUBJECT TO RISKS OF CONDUCTING BUSINESS IN FOREIGN COUNTRIES


         If, as we anticipate, we expand our operations outside of the United Kingdom, we will be subject to the risks of conducting business in foreign countries, including:

         - our inability to adapt our products and services to local cultural traits, customs and mobile user preferences,

         - our inability to locate qualified local employees, partners and suppliers,

         - the potential burdens of complying with a variety of foreign laws, trade standards and regulatory requirements, including the regulation of wireless communications and products and the uncertainty regarding liability for information retrieved and replicated in foreign countries;

         - geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships;


         - political, economic and social conditions in the foreign countries where we conduct operations;

         -    currency risks and exchange controls;

         -    potential inflation in the applicable foreign economies;

         -    the impact of import duties on the cost or prices of equipment;

         - foreign taxation of earnings and payments received by us from our subsidiaries and affiliates; and

         - regulatory changes affecting the telecommunications industry and wireless communications.


         We cannot be certain that the risks associated with our anticipated foreign operations will not negatively affect our operating results or prospects, particularly as these operations expand in scope, scale and significance.





                                 USE OF PROCEEDS

         We will not receive any of the proceeds of this offering.

         Expenses we are expected to incur in connection with this registration are estimated at approximately $256,280. The selling stockholders will pay all of their underwriting commissions and discounts and counsel fees and expenses in connection with the sale of the shares covered by this prospectus.


                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the development and expansion of our business and, therefore, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Our payment of cash dividends, if any, will depend upon our general financial condition and other factors deemed relevant by our board of directors.

                             CAPITALIZATION SCHEDULE



                           PERIOD ENDED JUNE 30, 2000



The following table details the capitalization of Hugo as of June 30, 2000 and is adjusted to give effect to the sale of additional shares by Hugo following June 30, 2000:



                                                                                       Pro Forma
                                                                                      Adjustments         As Adjusted
                                                                                      For Sale of         For Sale of
                                                                                       Additional          Additional
                                                                       Actual            Shares              Shares
                                                                       ------            ------              ------

Long-term debt                                                       $   316,131                           $   316,131
                                                                     -----------                           -----------

Stockholders' equity:
    Preferred stock; $.0001 par value; 1,000,000
        shares authorized; zero shares issued and
        outstanding at June 30, 2000 and after
        additional sale of shares                                              0
    Common stock; $.0001 par value; 50,000,000
        shares authorized; 20,450,000 shares
        issued and outstanding at June 30, 2000;
        20,500,000 shares issued and outstanding
        after additional sale of shares                                    2,045      $         5                2,050
    Additional paid-in capital                                         1,130,298           49,995(1)         1,180,293
                                                                                      -----------
    Accumulated other comprehensive income                                52,695                                52,695
    Accumulated deficit                                                 (998,438)                             (998,438)
    Stock subscriptions receivable                                        (2,450)                               (2,450)
                                                                     -----------                           -----------
Total stockholder's equity                                               184,150                               234,150
                                                                     -----------                           -----------

Total capitalization                                                 $   500,281                           $   550,281
                                                                     ===========                           ===========



(1) To record the net proceeds to the Company from the sale of 50,000 shares following June 30, 2000.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


         The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of Hugo's results of operations and financial condition. The discussion should be read together with our audited consolidated financial statements and notes included elsewhere in this prospectus.



BACKGROUND AND OVERVIEW


SALES BY AREA TYPE



    AREA        DESCRIPTION        1998          1999           1999              2000
     NO                         FULL YEAR      JAN-JUNE      FULL YEAR          JAN-JUNE
                                    $              $             $                 $
      1     Exports               871629        273022         606110            461255
            % of Total            22.3%          12.8%         11.9%             18.8%

      2     Basic Products       2377192        1146836       2703030           1023987
            % of Total            60.7%          53.7%         53.1%             41.8%

      3     Ongoing Revenue       666472        715753        1684365            752146
            % of Total            17.0%          33.5%         33.1%             30.7%

      4     Telecommunications      0              0           101070            171570
            % of Total             0.0%          0.0%           2.0%              7.0%

      5     Solution                0              0             0               39350
            Providers
            % of Total             0.0%          0.0%           0.0%              1.6%

      6     Tradecom                0              0             0                 0
            % of Total             0.0%          0.0%           0.0%              0.0%

    TOTAL                       $3,915,293    $2,135,611     $5,094,575        $2,448,308

         During the past two fiscal years we have concentrated on positioning ourself to exploit each of the following main areas of business.


AREA 1 - EXPORTS


         We are a licensed reseller of Motorola products to certain regions in Southern Africa. Historically, we had a physical presence in both South Africa and Zimbabwe. In 1998, we recognized that economic instability in Zimbabwe and the competitive pressure on margins in both countries could not justify the continued overhead structure. As a result, we reorganized our operations to withdraw from Zimbabwe and make all exports therefore direct from the United Kingdom. The effect of this included the initial costs of withdrawals and an initial drop of sales. Current export sales are now growing, and costs involved are minimized. We have been granted licenses by Motorola to also supply equipment in Romania, Algeria and Oman. We are currently negotiating to obtain licenses to supply equipment in Egypt and Morocco and to obtain world wide key account status for BP/Amoco. The principal costs related to the above are reflected in selling, general and administrative expenses as $337,000 in the year ended December 31, 1998.


AREA 2 - BASIC PRODUCTS



         In addition to Motorola, we sell products from a number of manufacturers including Kenwood and Tait in the United Kingdom. This market is highly competitive with a number of suppliers in the market place. Success in this area requires the services of top quality sales persons. The investment in this area has been in recruitment costs, vehicle and motoring costs and payroll costs for the first three months for each salesperson while they develop their contacts and perfect their product knowledge. Our principal costs related to the above are reflected in selling, general and administrative expenses as recruitment costs of $28,000 in 1999 and $17,000 in 1998, and $13,000 in the first half of 2000. Initial costs of establishing new salespersons are estimated at $15,000 in 1999 and $10,000 in 1998, and $12,000 in the first quarter of 2000.



AREA 3 - ONGOING REVENUE STREAMS


         We also seek to secure repetitive income streams. These income streams derive from providing maintenance and airtime contracts, and to a lesser extent short and long term equipment rental. During 1998, it became clear that the future of airtime providing was going to be fundamentally altered by the investment being made by Dolphin in the new TETRA network (See "Description of Business.") As a result, we recognized the need to become a service provider for Dolphin products. Such approval required a minimum number of airtime users to win a 5-year service provider license. To achieve this, we acquired the airtime users of Procomm. However, Dolphin experienced development problems, which delayed TETRA's full deployment. These delays caused us a loss of income and an increase in costs. Currently, we are a provider of Dolphin products and airtime and are receiving additional revenues from migration of our customer base to the Dolphin system, and have a base of some 3,000 airtime users. The principal costs related to the above was the purchase of certain assets of Procomm for approximately $749,000 in the first quarter of 1999, and estimated costs in connection with the delay of migrating users to the Dolphin system of $150,000 during 1999.


AREA 4 - TELECOMMUNICATIONS SOLUTIONS



         During 1999 opportunities began to become evident for us to enter the telecommunications marketplace, in particular the switch (a telephone exchange unit) and DECT (digitally enhanced cordless telephony) markets. The market is established and growing and with the right strategy profitable. We have approached the market by recruiting two sales people, one in 1999 and the second in the first quarter of 2000. We have also become approved resellers of Nitsuko products, and have access to Lucent and Siemens Telephony products. Currently, we are marketing Call Center Solutions, a software driven application designed to improve the productivity, reliability and customer service of business call centers/switchboards. The principal costs of recruitment were $12,000 in the first half of 2000, which is included in selling, general and administrative expenses.



AREA 5 - SOLUTION PROVIDERS


         Hugo has always recognized that technology could do more for customers than customers ever realized. Our professionals are able to assist customers in identifying their problems, and then create a solution to that problem. The most successful demonstration of this involves a customer that rents out equipment, which is moveable, frequently towed behind vehicles, and valuable. The customer, however, encountered a problem with tracking and controlling the whereabouts of these products. Conventional tracking products were not suitable due to unavailability of a reliable energy source, and the need for the product to be covertly fitted. We created the solution by developing a product which has since been tested and approved. The product is being supplied to the customer on a regular basis.


AREA 6 - TRADECOM AND ONWARDS


         We continue to recognize and develop further related areas of business. We are currently developing an Internet e-commerce site primarily making trade sales called Tradecom. Costs are currently being expended on setting up the site, and revenues are expected to come on stream by the first quarter of 2001.


RESULTS OF OPERATIONS YEARS ENDED DECEMBER 31, 1999 AND 1998
------------------------------------------------------------


REVENUES


         Revenues for the year ended December 31, 1999 were $5,094,575 as compared to $3,915,293 for the year ended December 31, 1998, an increase of $1,179,282 or 30.1%. This increase is primarily the result of the additional airtime revenue due to the Procomm asset purchase and revenue from the implementation of the Dolphin system of approximately $277,000.

COST OF REVENUES


         Cost of revenues for the year ended December 31, 1999 was $3,368,718 or 66.1% of revenues as compared to $2,451,712 or 62.6% of revenues for the same period in 1998. The increase in cost of revenues is due primarily to the costs associated with increased revenues.

         As a result of the foregoing, Hugo realized an increase in gross profit in 1999 of $262,276, from $1,725,857, or 33.9% of revenues for the year ended December 31, 1999, compared to $1,463,581, or 37.4% of revenues achieved during the same period in 1998. The reduction in gross profit margin is primarily due to the increase in airtime revenue that yields a gross margin of 24-28%. Pressure on sales prices of private mobile radio products eroded the gross margins by between 8-10% year on year.


SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


         Selling, general and administrative expenses were $1,827,442 or 35.9% of revenues for the year ended December 31, 1999, as compared to $1,628,477 or 41.6% of revenues for the same period in 1998. The increase of $198,965 is primarily due to the increase in legal and professional fees of $65,000, in part related to the purchase of the Procomm assets. The increase in the number of employees from fifteen to nineteen resulted in a $64,000 increase in salaries and $74,000 in travelling expenses.


INTEREST EXPENSE


         Interest expense for the year ended December 31, 1999 was $75,159 as compared to interest expense of $59,123 for the year ended December 31, 1998. The primary reason for the $16,036 increase in interest expense was due to an increase in our indebtedness during 1999 compared to the prior year.


LOSS FROM CONTINUING OPERATIONS BEFORE TAXES


         There are no significant elements of income or loss that do not arise from our continuing operations.


         There are no significant seasonal aspects that have had a significant effect on the financial conditions or results of operations.


         The preceding factors combined to produce a loss before income taxes of $188,530 for the year ended December 31, 1999 as compared to a loss before income taxes of $231,689 for the year ended December 31, 1998. Loss per share was $.01 for the years ended December 31, 1999 and 1998.

LIQUIDITY AND CAPITAL RESOURCES


         Our operations have been funded primarily through bank borrowings and accounts receivable factoring. Other sources of cash were the deferral of payments on accounts payable and the utilization of assets. Our operating activities provided cash of $410,395 for the year ended December 31, 1999. Our operating activities used cash of $87,680 for the year ended December 31, 1998. Financing operating activities were the principal uses of cash.




         Our investing activities used cash of $780,574 for the year ended December 31, 1999. The acquisition of equipment and certain assets of Procomm were the primary uses of cash. Our investing activities used cash of $3,750 for the year ended December 31, 1998. The principal use of cash was to purchase equipment.

         Our financing activities provided cash of $337,471 and $11,655 for the years ended December 31, 1999 and 1998, respectively. The primary source of cash for these years was proceeds from borrowings.


RESULTS OF OPERATIONS SIX MONTHS ENDED JUNE 30, 2000 AND 1999



REVENUES



         Revenues for the period ended June 30, 2000 were $2,448,308 as compared to $2,135,611 for the period ended June 30, 1999, an increase of $312,697 or 14.6%. This increase is due to increased export sales of $188,233 and the addition of Telecommunication sales of $171,570 in 2000 which was $0 in the first half of 1999. The sale of basic products were down by $122,849 due to our largest retail customer deferring 2000 purchases until the second half of 2000. We also see the start of the investments in Area Five-Solution Providers providing our first revenues.



COST OF REVENUES



         Cost of revenues for the period ended June 30, 2000 was $1,578,148 or 64.5% of revenues as compared to $1,456,327 or 68.2% of revenues for the period ended June 30, 1999. The increase in cost of revenues was primarily due to the increased revenues.



         As a result of the foregoing, gross profit increased by $190,876 in 2000 to 35.5% of revenues from 31.8% of revenues in 1999. The increase in gross profit percentage is primarily due to the change in revenue mix. The new markets in Area Four-Telecommunications at approximately 40% gross margin and Area Five-Solution Providers at approximately 38% have improved the margin and were not in place during the first half of 1999. Additional revenues from the implementation of the Dolphin system were $199,895 at approximately 50% gross margin.



SELLING, GENERAL AND ADMINISTRATIVE EXPENSES


         Selling, general and administrative expenses amounted to $1,421,533 or 58.1% of revenues in 2000 as compared to $794,659 or 37.2% of revenues in 1999. The increase of

$626,874 is primarily due to the cost of this registration statement of $256,280, salaries of $195,341, the consulting expenses associated with the purchase of the Procomm assets of $40,000, the additional provision against doubtful debts of $58,696 and the additional depreciation of the Procomm assets of $33,054.


INTEREST EXPENSE



         Interest expense was $71,527 in 2000 as compared to $31,253 in 1999. The increase of $40,274 is the result of obtaining more debt.



LOSS FROM CONTINUING OPERATIONS BEFORE TAXES


         There are no significant elements of income or loss that do not arise from our continuing operations.


         There are no significant seasonal aspects that have had a significant effect on the financial conditions or results of operations.



         The preceding factors combined to produce a loss before income taxes of $622,222 in 2000 as compared to a loss before income taxes of $145,837 in 1999. Loss per share was $.03 in 2000 as compared to $.01 in 1999.



LIQUIDITY AND CAPITAL RESOURCES



         Our operations have primarily been funded through sales of private securities and advances from David W. Foden. Other sources of cash were the collection of accounts receivable and the deferral of payments on accounts payable and accrued expenses. Our operating activities used cash of $228,384 for the six months ended June 30, 2000. The principal use of cash was to finance operating activities. Our operating activities provided cash of $212,925 for the six months ended June 30, 1999.



         Our investing activities used cash of $22,089 for the six months ended June 30, 2000. The principal use of cash was to purchase equipment. Our investing activities used cash of $749,149 for the six months ended June 30, 1999. The principal use of cash was to purchase certain assets of Procomm.



         Our operations for the six months ended June 30, 2000 have been financed primarily through the sale of common stock in Regulation S and 4(2) offerings during the first half of 2000, that netted proceeds of approximately $700,000. Other sources of cash provided were advances from a stockholder. Our financing activities provided cash of $477,756 for the six months ended June 30, 1999. Proceeds from borrowings were the principal sources of cash for the period.



         We have an agreement with Five Arrows Commercial Finance Limited to sell our receivables with recourse. Under the terms of the agreement, if a customer defaults we must repurchase the receivable from Five Arrows. Our agreement with Five Arrows will terminate on November 30, 2000.

         During the next 12 months to June 2001, our cash requirements will include, among other things, the recruitment of already identified members of staff, in operations and technical areas, and the reduction of our long-term debt liabilities. The upgrading of the technical and office facilities, the introduction of a new billing platform, the introduction of Tradecom, marketing and research and development for new solutions.



         For the twelve months from July 2001 onwards we will be looking for significant growth in both revenues and profitability. We believe that growth will be both organic and either acquisitions, joint venture or a combination of both. Management recognize the importance of external growth and have begun to look for opportunities. So far none have been specifically identified. The costs associated with this we expect to be met by both the income stream from the sale of additional stock and the positive cash flows associated with a profitable operation. We expect there to be continued growth in all existing sales area types.



         We anticipate that our existing cash resources and cash generated from operations will be insufficient to fund our day to day operations and that we will require additional funding in the range of $150,000 for the remainder of 2000. We anticipate that cash generated from operations during the final quarter of 2000 will be approximately $75,000. In an effort to improve cash flow, we have hired a credit manager to collect overdue accounts receivable . As a result, we anticipate additional collections of approximately $1000,000. We intend to use some of these funds to reduce debt. We anticipate the reduction of debt will increase cash flows approximately $15,000 per month. We believe that these factors combined will help meet the required additional funding. We anticipate that cash generated from operations will be sufficient enough to fund the day to day operations for the first quarter of 2001.

                             DESCRIPTION OF BUSINESS


OVERVIEW


         We supply radio and wireless data communications solutions to business customers primarily in the United Kingdom who seek to improve their customer service levels and control their communications costs. Our added value is in our ability to build complex communication systems from basic products currently available from wireless communications equipment and technology providers. We believe technology advances in radio, fixed telephone and cellular telephone systems has created enormous opportunities in business communications.

         Previously, because of infrastructure costs, complex business communications systems could only be afforded by large corporations. The new communications technology provides the basis for business customers to re-consider their communication systems. We provide mobile and data communications, network design, equipment sales, installation, systems integration, consulting, and maintenance to businesses and government agencies. We work with a customer to understand its communication systems requirements and then build solutions for business customers. We select the best technology for the customers' application from the range of technology available adding software service and support to provide the complete solution to the customer.

         Our expertise in wireless data and mobile communications permits us to offer customers a wide range of professional services, including network planning, design, implementation, management, maintenance and optimization. Our broad range of distribution of various wireless mobile and data equipment and technology suppliers allows us to serve our customers as a vendor-neutral, single-source provider of communications solutions, equipment and service. By offering equipment and technology from a variety of vendors, we can provide businesses with tailored, scalable solutions.

         We currently market our products and services to businesses in the following industries:

         -    Banking, Insurance and Financial Services

         -    Government Agencies

         -    Local and Higher Education Institutions

         -    Healthcare, Medical, and Pharmaceutical institutions

         -    Retail and Service Companies

         We also intend to pursue an acquisition strategy to broaden our customer base substantially. In March 1999, we purchased certain assets of Procomm Radio Communications, an airtime supplier. The primary asset acquired was Procomm's 3,000 airtime users. This acquisition allowed us to obtain a five year service provider license with Dolphin.

         We incorporated in the State of Delaware on February 17, 2000 and acquired our operating subsidiary Hugo International Limited on February 24, 2000.

THE UNITED KINGDOM BUSINESS COMMUNICATIONS MARKET


         The United Kingdom business communications market is large and growing. According to the Department of Trade & Industries Statistics, it consists of approximately 8,998,000 business telephone lines, an estimated 13,000,000 business mobile phone users and over 1,000,000 private and public access mobile radio users.


         BUSINESS MOBILE TELEPHONE OPPORTUNITIES


         Mobile phones were originally developed to allow mobile communications using speech. This required low communications bandwidth. The new world of communications requires the mobile phone to handle data as well as speech. Currently, most widely available mobile telephones can transfer data at 9.6 kilobytes/sec using conventional GSM mobile telephone technology. This data rate limits the way in which applications can operate with poor capability to handle images. According to A. D. Little, the growth in business mobile data in the United Kingdom market has rapidly increased from 400,000 users in 1997 to over 2,000,000 users this year within our target markets.


         RADIO COMMUNICATION MARKET


         According to A. D. Little, there are currently approximately 1,000,000 mobile radio subscribers in the United Kingdom using PMR (Private Mobile Radio) or PAMR (Public Access Mobile Radio) systems. Most of these users currently operate systems that use analog technology that has performance limitations.

         Mobile radio users are generally businesses and government service agencies that require fast call set up, push-to-talk (allows instant communication between individuals or members of a workgroup) and group call features as fundamental features for their daily operations. Many of these business and government users also need wide area voice and data with workgroup coverage and virtual private network features to enhance solutions to their particular operational problems.

         Currently these mobile radio users see the benefits of digital cellular technology while maintaining the benefits offered from PMR and PAMR. We believe that a very large percentage of these PMR and PAMR users would transfer their communication to cellular technology for coverage, price and telephony reasons, if mobile phone networks offered the full set of features required by the PMR / PAMR business user.


         MOBILE COMMUNICATIONS WITHIN THE WORKPLACE


         Businesses also have need for mobile communication within the workplace. This can be defined simply as the need for the telephone to be with people when they are away from their work location but within the facility. Similarly in hotels, guests or staff require the ability to roam the hotel complex and still be accessible. We believe that an opportunity exists to supply mobile communication solutions within the workplace.

         We believe that we are positioned to take advantage of the numerous opportunities in the business communications industry described above, as well as, the following changes and developments described immediately below:


         INNOVATIONS IN TECHNOLOGY

         Advances in switching and electronics have increased the bandwidth, or transmission capacity available for telecommunications networks. Historically, carriers have built telecommunications networks based on circuit switching. Circuit switching establishes and keeps open a dedicated path until a call is terminated. Although circuit switching worked well for decades to provide voice communication, it does not efficiently use transmission capacity. Once a circuit is dedicated, it is unavailable to transmit any other information, even when particular users of that circuit are not speaking or otherwise transmitting information. Packet switching is replacing circuit switching. Packet switching divides signals into small "packets" which are then independently transmitted to their destination via the quickest path. Upon their arrival, the packets are reassembled. Packet switching provides more efficient use of transmission capacity because it does not require a network to establish inefficient dedicated circuits that waste unused capacity. New packet networking technologies include Internet Protocol (IP), asynchronous transmission (ATM) and frame relay. Networks that employ packet switching technology are especially efficient at carrying data signals. ATM service quality controls support high-quality voice and video signals. Similar quality controls are being developed for IP.

         Telecommunications network designs have traditionally created separate networks using separate equipment for voice, data and video signals. The evolution from analog to digital technologies, which convert voice and other signals into a stream of "1"s and "0"s, eliminates the traditional distinctions between data, voice and video transmission services and systems. High-bandwidth networks that use advanced packet-switched technology transmit mixed digital voice, data and video signals over the same network. This enables mobile users to use a single device for voice, data and video communications.


         INCREASING DEMAND FOR COMMUNICATIONS SERVICES

         We believe that there is and will continue to be significant growth in the demand for mobile data, Internet, voice and video services. The increase in computing power, number of computers networked over the Internet, and connection speeds of networked computers are driving tremendous increases in communications uses for the Internet and data services. Prices for cellular and long distance voice services have decreased, resulting in increased demand for these services. In addition, cost savings and network efficiencies are driving demand for more robust voice and data network equipment.

PRODUCTS AND SERVICES



CORE PRODUCT GROUPS:


         We distribute the products and services of a number of leading communications suppliers. In radio and cellular equipment, we are an authorized dealer for Motorola, Kenwood and Tait. In data and communications technology, we are authorized service providers of BT Cellnet and Dolphin. In fixed line telephony we are authorized dealers of Nitsuko but also sell and support Lucent and Siemens products. Moreover, three new technologies are now becoming available which combine cellular mobile telephony, high-speed packet data, and other functions into a number of solutions to address the business customer's mobile communications requirements.

         The changes in technology and the growth in the telecommunications industry has led to the rapid development of the market for telecommunications equipment and mobile applications. Hugo has positioned itself to take advantage of the foregoing market opportunities by developing three core internal product groups.


TELECOMMUNICATIONS:

         Providing complete solutions to business, including:

         -        Switches


         -        High bandwidth


         -        Digital mobile telephony

         -        Value added products

         -        Least call routing

         -        Service and maintenance


NETWORK SERVICES:

         Mobile applications solutions such as:

         -        Vehicle tracking

         -        Security monitoring

         -        Supply chain e-commerce Internet solutions

         -        Fleet management via the Internet


SYSTEMS:

         Sale of private and public access mobile radio communication equipment and systems.

         -        Design / manufacture

         -        Installation

         -        Maintenance

         -        Service

         The portfolio of products and services encompasses state-of-the-art telecommunications equipment, tailor-made technical communication solutions, data applications, components, airtime sales, and equipment rental and maintenance activities.

         The following product groups outline the solutions that we offer to target customers.


BUSINESS MOBILE TELEPHONE SOLUTION


         BT CELLNET AND THE NEW GPRS TECHNOLOGY

         GPRS or "GENERAL PACKET RADIO SERVICE" is a new data network being developed alongside BT Cellnet's existing analog and digital networks. It uses existing radio base stations linked to a new network based on 'packet switch' technology. The major benefit is data rates of 64 kilobytes/sec using packet switch technology, six times faster than the current GSM networks.

         With its packet technology, GPRS allows a user to log into a data network, typically a company local network or an Internet Service Provider, and then send and receive data as and when required throughout the day. The GPRS network is only utilized when data is being transmitted, but the user retains a virtual connection to his computer network throughout the day, thereby eliminating the need for to reconnect each time a user wants to connect to a network.

         Like existing mobile data services, initially most GPRS users will be business people, but as GPRS integrates two of the worlds fastest growing industries, mobile phones and the Internet, we believe it will spread rapidly to cover many consumers too. There will also be the capability to have GPRS devices hidden from view in the form of machines that will communicate to control centers, for example:

         -        vehicle tracking systems

         -        vending machines reporting stock levels

         -        metering devices

         -        remote sensors

         -        alarms, etc.

         The largest single application of this new technology is expected to be for the 'mobile office' user accessing the company Intranet for sending and receiving emails while working away from the office, whether in the United Kingdom or abroad. There will be many business applications tailored to the needs of specific groups of workers. Users will be able to access company databases and download plans, parts lists, customer information and history, maps, pictures and other information. For example, users can transmit information on fault diagnosis, parts used, and fault repair times can be transmitted back to the office for immediate invoicing and updating of stock records. Also, users will be able to view product details including full pictures or videos. Order information from mobile salesmen will be a simple operation as will the ability to browse stock levels.

         GPRS is based on the Internet Protocol (IP). This provides ease of connectivity from mobile data terminals to the Internet and to IP-based company Intranets. Existing IP applications will not need to be rewritten to work in a mobile environment, and will therefore provide the same look and feel as when they are in the office. GPRS is suitable for video and multi-media applications.

         Collectively these individual benefits combine to provide a real advantage to business users. Companies can utilize the benefits of GPRS to keep constantly in touch with their employees, their vehicles, and their machines, and provide more efficient and responsive services to their customers.

         Most companies today are heavily dependent on their local area networks
(LAN). It is the heart of a business's daily operations and the information it carries is its lifeblood, from e-mail and Intranet to customer databases and order process systems. The introduction of GPRS is an important step in the convergence of internet and mobile phone technologies.


RADIO COMMUNICATIONS MARKET SOLUTION


         DOLPHIN AND THE TETRA TECHNOLOGY


         Dolphin, the largest public mobile radio operator in Europe with over 200,000 analog subscribers and licenses covering over 210 million people, was formed to establish and operate a digital mobile radio network in the United Kingdom, France, Germany and Spain, based on TETRA (Terrestrial Trunked Radio Access) technology that would meet all of the mobile communications requirements of mobile business workgroups.


         TETRA BACKGROUND INFORMATION


         TETRA is the only digital mobile radio technology that has been accepted throughout Europe. It is a standard defined by ETSI, the European Telecommunications Standards Institute, and combines the benefits of cellular telephony, PAMR radio and packet-switched data transfer. The TETRA standard defines an open interface, hand over algorithms and allows for multiple vendors, which offers users the promise of competition and attractive pricing.

         A TETRA telecommunications system can offer:

         -        mobile phone style handsets

         -        almost instantaneous call set up times

         -        'press to talk' capability

         -        group call facilities

         -        hand over between cells

         -        excellent voice quality; and

         -        packet data capability

         The 'press to talk' function allows instant individual or multiple communications between all members of a working group. This is made possible by call set-up times of less than half a second. By comparison, GSM phones have a set-up time of several seconds and is not designed to offer group call services.

         This feature is required by the police, fire and ambulance services. In addition, a number of applications where the ability to call one to many, or even one to one with very short call set up times is a "must have". There is an additional market in organizations where the company internal call rate is high, in this environment there are financial advantages to using the "on net" calling capability of Dolphin to minimize communications costs. The Dolphin network therefore offers an upgrade path to the radio user and a wide range of features to benefit specific business users operating in vertical markets.

         The Dolphin users like their counterparts in the GSM mobile phone market also need access to mobile data.

         PMR AND PAMR SYSTEMS

         Currently, we supply PMR and PAMR systems that have been fundamental in providing instant call set-up communications for the following market segments:

         -        Police / Fire / Ambulance

         -        Security

         -        Utilities

         -        Health

         -        Social services

         -        Retail

         -        Construction

         -        Transport

         The analog PMR radio markets currently support approximately 1,000,000 voice users, many of which are network owners. These users need instant call set-up and group working which has not previously been available from a digital network. TETRA will offer a National and Pan European public digital radio network with exactly these features.

         The analog PAMR radio markets currently supports approximately 85,000 users, all of which will transfer to a digital network over the next 2-5 years. These private and public networks have supplemented the mainstream audio, data and visual fixed networks operated by BT, Cable and Wireless etc. The market has, thus far, tolerated these fixed communications mediums.


MOBILE COMMUNICATIONS WITHIN THE WORKPLACE SOLUTION



         DECT AND SWITCHES


         We believe that an opportunity exists to supply mobile communication solutions within the workplace. The ideal solution is to have a digitally enhanced cordless telephone (DECT) system linked with a business' main switchboard. The solution offered by Hugo includes the switch plus DECT supplied by Nitsuko of Japan, one of the largest manufacturers of telephone systems in the world. DECT supplies the mobile capability within the office which, when combined with a switch (PABX), supports the functions used by DECT handsets. The PABX switch provides a range of 1 kilometer from the central cordless unit to the base stations. The switches offered by us are a range targeted at the small to medium enterprise with the latest telephone technology supported and includes many advanced features.

         We have already sold DECT systems and PABX switches to a hotel chain and a call center. Active marketing has now started to the small and medium size companies where the switch provides the most benefits to the user.


         COMMUNICATIONS AND DATA SOLUTIONS (INTERCONNECT SERVICES)


         Businesses seek solutions to the challenges of selecting, maintaining and upgrading communications technologies and services amid rapid technological advances. As a result, the demand for consultant services in systems integration and communications networks has been growing rapidly. We assess the customers' communications and technology needs, evaluate equipment and services options, supply equipment and services including installation, implement efficient network solutions and manage the combination of technologies.


PROFESSIONAL SERVICES

         We design, build and operate advanced voice, data and integrated communications systems. To meet our customers' needs, we evaluate technologies such as Internet Protocol, frame relay, DSL and ATM, and then select, integrate and deploy the appropriate routers, switches, access devices and mobile equipment.

         We offer our customers a variety wireless data and voice equipment. We also install, configure and integrate all the equipment we sell to our customers.


         We provide service, maintenance and support for our customers' growing data and voice communications systems, as well as sell and install data and mobile communications equipment. We maintain and service our clients' voice and data systems primarily through maintenance plans or project specific plans based on time and significance.




CUSTOM SOLUTIONS



         TRACKING HIGH VALUE MATERIAL VIA AN INTERNET WEB SITE


         There is a requirement for high value equipment being transported across Europe to have a multifunctional tracking system capable of using several communication networks. This together with operational requirements needs a complex tracking and monitoring system co-ordinated via an Internet site. Working with one particular client, we have developed such a system and we believe it will lead to multiple revenue streams. We are currently marketing this product to customers with similar tracking and monitoring requirements to the customer for which the product was originally developed.

VENDOR RELATIONSHIPS


         We have agreements with the wireless voice and data equipment/technology manufacturers and providers listed below:

         -        BT Cellnet

         -        Dolphin

         -        Motorola

         -        Kenwood

         -        Tait

         -        Nitsuko

         Our agreements with the above manufacturers and technology providers allow for the distribution, resale or integration of products, and/or acting as agents for these equipment manufacturers and technology providers. Normally, we receive volume discounts on these manufacturers and service providers products and services.




RESEARCH & DEVELOPMENT



         TRADECOM


         One of the most important changes in business operations is the use of the Internet for commercial transactions. The United Kingdom Internet subscriber base is currently concentrated in large businesses. Any strategy to use the Internet in United Kingdom, therefore must have a call center solution included. The United Kingdom Internet subscriber base now exceeds 4,500,000 users from a total population of some 57,000,000 (8%). Internet usage and thus the ability to reach customers is still low in United Kingdom compared to the United States but changing very quickly.

         Hugo is building a new route to market which will increasingly be Internet focused. This product, called TradeCom, will enable customers to order products online and have a simple and fast delivery. The focus is on providing the ability to supply standard products or previously supplied products off the shelf with minimum lead-time with any standard service requested.

         TRADECOM will afford a low cost of sales operation which utilizes the Internet, telesales, direct marketing, and fax ordering that provides the customer with the product or service he wants in the most efficient manner possible.


HUGO'S INTERNET APPLICATION DEVELOPMENT


         The Internet is providing a first class mechanism to change business processes to reduce cost in many areas of business. The catalyst for the change is the combination of the new communications technology with the Internet that provides the ability to process large volumes of data remotely at low cost. A simple example is that now images of a product range can easily be displayed to a customer using the GPRS mobile phone and a portable computer for them to select the product they require.

         Using the Internet, plus the national communications network of BT Cellnet, Hugo is developing a link between members of staff on remote sites and a warehouse. Using a hand held computer the on site personnel can order materials for delivery or browse a product list before ordering. Advantages arise for Hugo from the capital sale, ongoing network service revenue and Internet call receipts.

         This product is in development for a large United Kingdom User with 65,000 + small customers.

         This application will provide benefits across a wide range of vertical markets. Many markets require information to be entered remotely or can reduce the business processes required to complete order entry:

         -        On Site Retail Ordering

         -        Vending equipment

         -        Service Engineers

         -        Remote Sales Order Processing



MARKETING AND SALES STRATEGY


         We seek to build a strong base of blue chip customers as clients. We believe that long-term relationships built on quality solutions, equipment, customer service, short response time and competitive pricing are the most effective way of attaining our business objectives. We are seeking expansion of our client base through targeted solicitation of clients in our existing geographic and vertical markets. We are also undergoing a public relations campaign to gain the maximum visibility for our products and services by creating awareness of the technology with senior executives, chief information or technology officers and IT/IS managers. We also advertise in order to establish Hugo's identity in the marketplace. The intent is to re-enforce our direct marketing effort and to build confidence among targeted customers in our products and services.

         We believe it is important to use follow on opportunities from the public relations campaign and re-enforce the benefit gained from public relations or to preview our products before public relations activity in order to gain the maximum impact.



COMPETITION

         The business marketplace for communications products is highly competitive. The size of a client, the geographic scope and product platform preferences of our target client base dictates the competition we face. The market for wireless mobile and data communications services and products sales is highly competitive on a national and international basis. The level of competition intensifies, while the number of qualified competitors diminishes as the level of technological and design expertise rises and product distribution rights narrow.


         Our goal is to continuously expand our geographic coverage on the national and international level, as well as expand upon our growing expertise within the wireless mobile and data equipment platforms.



         We face increasing competition in our targeted markets as we expand our geographic coverage on the national and international level, as well as expand upon our growing expertise within the wireless mobile and data equipment platforms. This competition covers larger mobile and network design, installation, maintenance and monitoring projects and contracts on a national and international basis.


         Within the market for voice and data solutions area, PMR and PAMR our direct competitors come from the existing PMR and PAMR industry including:

         -        London Communications Ltd.

         -        Relcom Ltd.

         -        Airsys Technologies Ltd.

         -        Two-Way Radio Communications

         -        Mobile Radio (Banbury)

         -        Securicor Radio Services


         The competition base in the GSM mobile phone area is large with many companies supplying product. The difference in Hugo supplying products is that the supply is only to business and focused on adding value to the basic technology. Other potential competition may come from cable operators, commercial vehicle distributors, facilities management companies and business communications retailers.


CORPORATE HISTORY


         We incorporated in the State of Delaware on February 17, 2000 and acquired our operating subsidiary Hugo International Limited effective on February 24, 2000. As a result of the merger, we succeeded to the business that had been carried on by the predecessor company since 1992.


EMPLOYEES



         We have 23 full-time and 2 part-time employees. Of these, 10 are in sales and marketing, 10 are in technical and distribution, and five are in administration. We believe our relationship with our employees are satisfactory.



PROPERTIES



         Our headquarters are located at 6 Waterside Drive, Langley Business Park, Langley Slough, Berkshire SL3 6EZ United Kingdom, where we occupy approximately 4,500 square feet of leased space under a lease that ends in 2008. We have an option to terminate the lease by giving notice 6 months prior to December 25, 2003. Annual base rent under the lease is approximately $90,000. We believe the space occupied by our staff is adequate for our current needs.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

         Our directors, executive officers and other significant employees and their ages and positions are as follows:


Name of Individual            Age      Position with company and Subsidiaries
------------------            ---      --------------------------------------
David W. Foden                46       Chairman of the Board, President and Director of the company
Michael Christmas             44       Director, Secretary and Treasurer of the company
Iain Bowles                   53       Director of the company
Jan O'Hara                    28       Sales Manager of Hugo International Ltd.
Bruce Hall                    37       Engineering Manager of Hugo International Ltd.


         DAVID W. FODEN has been a director and Chairman of the Board and President of Hugo since its formation in February 2000. Mr. Foden also has been a managing director of Hugo International Ltd., our United Kingdom subsidiary since 1992.

         MICHAEL CHRISTMAS has been a director, Secretary, Treasurer and Financial Controller of Hugo since its formation in February 2000. Mr. Christmas also has been the finance director of Hugo International Ltd. since February 2000. He also has been the financial controller of Hugo International Ltd. since September 1999. Mr. Christmas was the financial controller of Thatch International Ltd., a private United Kingdom company, from September 1997 until September 1999 and the financial controller of United Barcode Industries Ltd., a private United Kingdom company and a subsidiary of United Barcode Industries Ab, a public company organized under the laws of Sweden, from September 1994 until September 1997.

         IAIN BOWLES has been a director of Hugo since its formation in February 2000. Mr. Bowles also has been a non-executive director of Hugo International Ltd. since February 2000. Mr. Bowles also is a managing director of Beechfirst Ltd., a private United Kingdom company. Mr. Bowles also has served as a consultant to Beechfirst Ltd. since January 1997.

         JAN O'HARA has been the Sales Manager of Hugo International Ltd. since September 1997. Prior to working at Hugo International, Mr. O'Hara worked at Contact One/Coronet Communications, a private United Kingdom company. Mr. O'Hara was employed in the following positions at Contact One/Coronet Communications:
(i) sales manager from January 1997 until September 1997, (ii) sales engineer from September 1995 until January 1997, and (iii) radio technician from June 1994 until September 1995.

         BRUCE HALL has been the Engineering Manager of Hugo International Ltd. since March 1999. Prior to working at Hugo International, from 1994 through February 1999, Mr. Hall was self-employed and through his company, TWR Communications, Ltd., a private United Kingdom company, Mr. Hall performed sub-contract work installing PMR and PAMR radios. From September 1997 through March 1999, Mr. Hall also was employed at Procomm Radio Communications, a partnership, on a self-employed subcontractor basis as a technical manager. Mr. Hall is a director of TWR Communications, Ltd.

         The directors serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships among the directors, officers or key employees.


DIRECTOR COMPENSATION

         We have no established compensation arrangements with our directors but directors may be reimbursed for their reasonable expenses incurred in connection with the attendance at board and committee meetings.


EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE


         The following table details information for Hugo and Hugo International Limited for each of the fiscal years ended December 31, 1999, 1998 and 1997 concerning compensation of:


         - all individuals serving as the company's chief executive officer during the fiscal years ended December 31, 1999, 1998 and 1997; and

         - each other executive officer or key employee of the company whose total annual salary and bonus exceeded $100,000 for the fiscal years ended December 31, 1999, 1998 and 1997:

                                                                                                     Other Annual
                                                             Annual Compensation                     Compensation
                                               -----------------------------------------------------------------------
                                                                   Salary            Bonus
Name and Principal Position                         Year             ($)              ($)                ($)
----------------------------------------------------------------------------------------------------------------------
David W. Foden, Chairman of the Board and           1999           $74,228(1)          $0              $     0
    President of the company and Hugo               1998           $49,600(2)          $0              $ 8,851(4)
    International Ltd.                              1997           $49,237(3)          $0              $11,188(5)

(1) $68,000 of Mr. Foden's salary was paid to RCI as management fees, a company that Mr. Foden controls.

(2) All of Mr. Foden's salary was paid to RCI as management fees, a company that Mr. Foden controls.

(3) All of Mr. Foden's salary was paid to RCI as management fees, a company that Mr. Foden controls.

(4) During 1998, $8,851 was paid by the Company for premiums on life insurance and health insurance for Mr. Foden.

(5) During 1997, $11,188 were paid by the Company for premiums on life insurance and health insurance for Mr. Foden.

         STOCK OPTION GRANTS IN LAST FISCAL YEAR. There were no grants of stock options during the fiscal year ended December 1999.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


INDEMNIFICATION

         Hugo's Certificate of Incorporation and Bylaws provide that no director of Hugo shall have any personal liability to Hugo or its stockholders for breach of fiduciary duty as a director, except:

         - for any breach of the director's duty of loyalty to Hugo or its stockholders;


         -        for acts or failures to act not in good faith or which involve intentional misconduct or a knowing violation of law;

         -        under Section 174 of the Delaware General Corporation Law; or


         - for any transaction from which the director obtained an improper personal benefit.



         As a result of this provision, Hugo and our stockholders may be unable to obtain money damages from a director for certain breaches of his fiduciary duty. This provision does not, however, eliminate the directors' fiduciary responsibilities and, in appropriate circumstances, non-monetary remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.



         Our bylaws also provide for the protection from liability of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. Protection from liability may include, if we so decide, the right of the protected party to be paid expenses in advance of any proceeding for which protection from liability is available, provided that the payment of these expenses incurred by a director or officer in advance of the final outcome of a proceeding may be made only upon delivery to us of a pledge in writing by or on behalf of the director or officer to repay all amounts paid in advance if it is ultimately determined that the director or officer is not entitled to be protected from liability. In addition, our certificate of incorporation provides that our employees and other agents may be protected from liability consistent with the Delaware General Corporation law to the extent determined by our board of directors in its sole discretion.

         To the extent protection from liability for liabilities arising under the securities act may be permitted to our directors, officers and controlling persons of our company under the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, this type of protection from liability is against public policy as expressed in the securities act and is, therefore, unenforceable.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


         The following table details certain information regarding ownership of our common stock, as of August 10, 2000, and is adjusted to reflect the sale of the shares offered by each person known by us to own beneficially more than 5% of the outstanding common stock, by each person who is a director of the company, by each person listed in the Summary Compensation Table above and by all directors and officers of the company as a group.



         The information contained in the table was provided by the persons listed. The calculations of the percent of shares beneficially owned before the offering are based on 20,500,000 shares of common stock outstanding on August 10, 2000. The calculations of the percent of shares beneficially owned after the offering are based on 20,500,000 shares of common stock anticipated to be outstanding after the offering.



                                                                            Percent of Shares Beneficially Owned
                                                                            ------------------------------------
                                                                                                       After Offering
                                            Number of Shares           Before            After       if all Shares Offered
        Name and Address                   Beneficially Owned         Offering         Offering          are Purchased
        ----------------                   ------------------         --------         --------          -------------
David Foden                                     11,558,000            56.38%             53.00%            10,864,520
Hugo International Ltd.
6 Waterside Drive
Langley Slough, Berkshire SL3 6EZ
United Kingdom

Michael Christmas                                   10,000             *                  *                   *
61 Franklin Avenue
Tadley Hants, United Kingdom
RG26 4EZ

Iain Bowles                                         10,000             *                  *                   *
34 Barrows Green Road
Oxted Surrey United Kingdom
RH8 ONL

Christopher Sukornyk                             1,900,000             9.27%              9.27%                0
70 Richmond Street East
Suite 301
Toronto, Ontario, Canada
M5C IN8

Gillian Foden                                    1,310,000             6.39%              6.39%                0
Hugo International Ltd.
6 Waterside Drive
Langley Slough, Berkshire SL3 6EZ
United Kingdom

All Directors and Executive Officers as         10,884,520            56.48%             53.80%            10,864,520
a Group (3 persons)



-----------------------------
        * Less than one percent.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In 1998, we paid $49,600 in management fees to RCI Management. Our majority stockholder, chief executive officer and a director, David W. Foden, is a partner in RCI.




         In 1998, we had sales of $154,600 to Hugo Zimbabwe, a company in which David W. Foden held a majority interest.




         In 1999, we paid $68,000 in management fees to RCI Management.


         In 1999, we received unsecured and non-interest bearing advances payable of $626,226 from David W. Foden.



         In 1999, we had sales of $55,598 to Hugo Ireland.


         In the first quarter of 2000, we paid $22,500 in management fees to RCI Management.


         In the first quarter of 2000, we issued 284,000 shares of common stock in partial satisfaction of outstanding advances payable due to David W. Foden. The remaining balance of $207,668 was converted into a note, payable upon demand, and bears interest at 11% annually. We anticipate repaying the note by the end of the second quarter 2001.


         In the first quarter of 2000, we had sales of $4,880 to Hugo Ireland.


                            DESCRIPTION OF SECURITIES


         Hugo is currently authorized to issue 50,000,000 shares of common stock, of which 20,500,000 shares are issued and outstanding, and 1,000,000 shares of preferred stock, none of these shares are issued and outstanding.


COMMON STOCK


         Holders of our common stock are entitled to one vote for each share of record on all matters which stockholders are entitled to vote, including the election of directors. At the annual meeting, the stockholders elect the directors by a plurality vote. Holders of our common stock are entitled to receive, if authorized by the board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for these purposes, subject to any dividend rights that holders of our preferred stock. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share on a pro rata basis in the assets available for distribution, subject to the rights of the holders of our preferred stock, if any. Registered stockholders may transfer their shares by surrendering to us or to our transfer agent their share certificates properly endorsed or accompanied by proper evidence of that the shares have been transferred to them or that they authority to transfer the shares.

PREFERRED STOCK


         The Certificate of Incorporation of Hugo authorizes the issuance of 1,000,000 shares of preferred stock. No shares of preferred stock are outstanding, and we have no plans to issue a new series of preferred stock. Our Board of Directors may, without stockholder approval, issue shares of preferred stock from time to time in one or more series and, subject to the limitations contained in the Certificate of Incorporation and any limitations prescribed by law, establish and designate any such series and fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. The issuance of preferred stock, could, under certain circumstances, have the effect of delaying or preventing a change in control of the company, but also may negatively affect the rights of holders of our common stock by placing restrictions upon payments of dividends to holders of our common stock or by diluting the voting power of such holders.


TRANSFER AGENT

         The company's Transfer Agent is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.


                              SELLING STOCKHOLDERS


         The following table details the name of each selling stockholder, the number of shares owned by the selling stockholder, and the number of shares that may be offered for resale under this prospectus. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated, none to the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Unless otherwise indicated, the selling stockholders have sole voting and investment power with their respective shares. Percentages in the table below are based on 20,500,000 shares of our common stock outstanding as of August 10, 2000.

                                                      SHARES                                                  SHARES
                                                  OWNED PRIOR TO               NUMBER OF SHARES             OWNED AFTER
                                                   THE OFFERING                  WHICH MAY BE               THE OFFERING**
                                        ------------------------------------      SOLD IN        ----------------------------------
NAME                                          NUMBER            PERCENT         THIS OFFERING         NUMBER           PERCENT
-----------------------------------------------------------------------------------------------------------------------------------
David Foden(1)(1a)(2)                       11,558,000           56.38             693,480         10,864,520            53.00
Brian Gundry(1)                                262,000           1.278             262,000                                   0
Gillian Foden(1)                             1,310,000           6.390           1,310,000                               6.390
Christopher Sukornyk(3)                      1,900,000           9.268           1,900,000                               9.268
Richard Tkaczyk(2)                              10,000               *              10,000                                   0
Lisa Moroney(2)                                 10,000               *              10,000                                   0
Julie Smith(2)                                  10,000               *              10,000                                   0
Chris Griffiths(2)                              10,000               *              10,000                                   0
Raj Sangha(2)                                   20,000               *              20,000                                   0
Beer and Partners Ltd.(2)                       10,000               *              10,000                                   0
John Scott(2)                                   20,000               *              20,000                                   0
Alomo Ltd.(2)                                   10,000               *              10,000                                   0
Thomas Grady(2)                                 10,000               *              10,000                                   0
Christopher Ireland(2)                          10,000               *              10,000                                   0
Michael Christmas(2)(2a)                        10,000               *               1,000              9,000                0
Graeme Spurr(2)                                 10,000               *              10,000                                   0
Doreen Grant(2)                                 20,000               *              20,000                                   0
Aidan Rawlins(2)                                10,000               *              10,000                                   0
Iain Bowles(2)(2b)                              10,000               *                   0             10,000                0
Angeles Martinez-Bodi(2)                         5,000               *               5,000                                   0
Irene Foden(2)                                  10,000               *              10,000                                   0
William Foden(2)                                10,000               *              10,000                                   0
Caliz Martinez-Bodi(2)                           5,000               *               5,000                                   0
Barbara Chaudhry(2)                              5,000               *               5,000                                   0
Warren Bouchier(2)                              10,000               *              10,000                                   0
Mark S. Lewis(2)                                20,000               *              20,000                                   0
Bruce Hall(2)(2c)                               20,000               *              20,000                                   0
Jan O'Hara(2)(2d)                               10,000               *              10,000                                   0
Vladimir Rumyantsev(2)                          10,000               *              10,000                                   0
Antonia Davies(2)                               10,000               *              10,000                                   0
Ian Edwards(2)                                   5,000               *               5,000                                   0
Mario de Vargas(2)                               5,000               *               5,000                                   0
Anthony Christmas(2)                             5,000               *               5,000                                   0
Samuel Dehaney(2)                               10,000               *              10,000                                   0
David Hashmi(4)                                350,000           1.707             350,000                                   0
Stephen Andrew Jackson(4)                      900,000           4.390             900,000                                   0
Brownstone International Limited(5)            850,000           4.146             850,000                                   0
Seaflight Limited(5)                           800,000           3.902             800,000                                   0
Hutton Limited(5)                              900,000           4.390             900,000                                   0
N.E.I. Acquisition Corporation(5)              200,000               *             200,000                                   0
Futuris Shipping Corp.(6)                      650,000           3.171             650,000                                   0
Acrobat Limited(7)                             450,000           2.195             450,000                                   0
Christopher John Crabtree(8)                    50,000               *              50,000                                   0

---------------------------
*        Represents less than 1% of our outstanding shares of common stock.

** Although this column assumes that all of the shares being registered will be sold, in fact each selling stockholder may offer all, some or none of the shares of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definite estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided.



(1) Received shares in Hugo under an Exchange Agreement dated February 24, 2000 by and among Hugo International Telecom Inc., David W. Foden, Brian H.C. Gundry and Gillian L. Foden.


(1a)     Chairman of the Board, President and Director of the company.

(2)      Purchased shares in a March 3, 2000 private offering.

(2a)     Director, Secretary and Treasurer of the company.

(2b)     Director of the company.

(2c)     Engineering Manager of Hugo International Ltd.

(2d)     Sales Manager of Hugo International Ltd.

(3) Acquired shares March 1, 2000 in a private transaction with Hugo shareholders.

(4)      Purchased shares in a February 24, 2000 private offering.

(5)      Purchased shares in a March 12, 2000 private offering.

(6)      Purchased shares in a March 9, 2000 private offering.

(7)      Purchased shares in a June 30, 2000 private offering.

(8)      Purchased shares in a July 14, 2000 private offering.

                              PLAN OF DISTRIBUTION

         The selling stockholders, including any donees or pledgees who receive shares from a selling stockholder named above, may offer their shares of common stock at various times in negotiated transactions or otherwise, or on any securities exchange where our common stock may be listed in the future.

         The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may sell their shares directly to purchasers or may use broker-dealers to sell their shares. Broker-dealers who sell the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or they may receive compensation from purchasers of the shares for which they acted as agents or to whom they sold the shares as principal, or both. (The compensation as to a particular broker-dealer might be in excess of customary commissions.)

         The selling stockholders and these broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.


         Hugo has agreed to pay all fees and expenses in connection with preparing and filing this prospectus and the registration statement. The selling stockholders will pay any brokerage commissions and similar selling expenses, if any, attributable in connection with the sale of the shares of common stock including stock transfer taxes due or payable in connection with the sale of the shares.



         Hugo has agreed to protect from liability the selling stockholders and any underwriter of a selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders, each individually and not jointly, will protect Hugo against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders may agree to protect from liability any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act of 1933.


         Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933 provided they meet the criteria and conform to the requirements of Rule 144.


                                  LEGAL MATTERS


         The validity of the shares of common stock offered by this prospectus and other legal matters relating to this offering will be reviewed by Piper Marbury Rudnick & Wolfe LLP, New York, New York.

                                     EXPERTS


         Our financial statements and schedule included in this prospectus and in the registration statement have been audited by Pender, Newkirk & Company CPA's, independent certified public accountants, to the extent and for the periods detailed in their reports, which contain an explanatory paragraph regarding our ability to continue as a going concern, and which appear in this prospectus and in the registration statement, and are included in reliance upon those reports given as a result of the authority of that firm as experts in accounting and auditing.


                       WHERE YOU CAN GET MORE INFORMATION


         This prospectus forms part of a Registration Statement on Form SB-2 that we filed with the SEC under the Securities Act with respect to the shares and contains all the information which we believe is significant to you in considering whether to make an investment in our common stock. We refer you to the Registration Statement for further information about us, our common stock and this offering, including the full texts of exhibits, some of which have been summarized in this prospectus. At your request, we will provide you, without charge, a copy of any exhibits to the Registration Statement incorporated by reference in this prospectus. If you want more information, write or call us at:


                           6 Waterside Drive
                           Langley Business Park, Langley Slough
                           Berkshire SL 3 6EZ United Kingdom
                           011-44-1753-542-828
                           Attn:  David W. Foden


         Upon the effectiveness of the Registration Statement of which this prospectus forms a part, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and will file reports and other information with the SEC as required under the Exchange Act. Such reports and other information filed by the Hugo are available for inspection and copying at the public reference facilities of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20459, and at the SEC's Regional Offices located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, that file electronically with the SEC.



         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                        CONSOLIDATED FINANCIAL STATEMENTS

                        HUGO INTERNATIONAL TELECOM, INC.


               Six Months Ended June 30, 2000 and 1999 (Unaudited)
                   and Years Ended December 31, 1999 and 1998



                          Independent Auditors' Report

                        Hugo International Telecom, Inc.

                        Consolidated Financial Statements


                     Six Months Ended June 30, 2000 and 1999
                    (Unaudited) and Years Ended December 31,
                                   1999 and 1998






                                    CONTENTS


Independent Auditors' Report on Consolidated Financial Statements .......   F-3

Consolidated Financial Statements:

   Consolidated Balance Sheets ..........................................   F-4 - F-5
   Consolidated Statements of Operations ................................   F-6
   Consolidated Statements of Changes in Stockholders' Equity (Deficit) .   F-7
   Consolidated Statements of Cash Flows ................................   F-8 - F-9
   Notes to Consolidated Financial Statements ...........................   F-10 - F-20

INDEPENDENT AUDITORS' REPORT



Board of Directors
Hugo International Telecom, Inc.
Berkshire, United Kingdom


         We have audited the accompanying consolidated balance sheet of Hugo International Telecom, Inc. as of December 31, 1999 and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the management of Hugo International Telecom, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2, the Company has negative working capital of approximately $1,120,000 and liabilities exceed assets by approximately $398,000 as of December 31, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hugo International Telecom, Inc. as of December 31, 1999 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.



Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
June 9, 2000

                        Hugo International Telecom, Inc.

                           Consolidated Balance Sheets


                                                                                    June 30,       December 31,
                                                                                      2000             1999
                                                                                      ----             ----
                                                                                    (Unaudited)
ASSETS
   Current assets:
   Cash                                                                           $   39,781       $   67,812
   Accounts receivable, net of allowance for doubtful accounts of $133,705 and
   $52,214 as of June 30, 2000 and December 31, 1999, respectively

                                                                                     748,207          756,616
   Income tax refund                                                                  52,442           10,799
   Inventory                                                                         159,963           92,270

   Prepaid expenses and other current assets                                          66,199          105,981
                                                                                  ----------       ----------
Total current assets                                                               1,066,592        1,033,478

Property and equipment, net of accumulated depreciation                              172,520          164,068

Goodwill, customer lists, and other intangibles,
net of accumulated amortization                                                      972,789        1,125,034
                                                                                  ----------       ----------
                                                                                  $2,211,901       $2,322,580
                                                                                  ==========       ==========





The accompanying notes are an integral part of the consolidated financial statements.

                                                                  June 30,         December 31,
                                                                    2000                1999
                                                                    ----                ----
                                                                 (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Bank overdraft                                              $    28,750        $   131,085
    Accounts payable                                                999,493            882,726
    Current portion of long-term debt                               171,350            284,783
    Stockholder note payable                                        277,608
    Stockholder advances                                                               626,226
    Current portion of capital lease obligations                     32,870             55,279
    Accrued expenses                                                146,738            125,209
    Deferred income                                                  45,390             48,390
                                                                -----------        -----------
Total current liabilities                                         1,702,199          2,153,698
                                                                -----------        -----------

Long-term liabilities:
    Long-term debt                                                  316,131            567,353
    Capital lease obligations                                         9,421
                                                                -----------        -----------
Total long-term liabilities                                         325,552            567,353
                                                                -----------        -----------
Stockholders' equity (deficit):
    Preferred stock; $.0001 par value; 1,000,000 shares
        authorized; 0 shares issued and outstanding
    Common stock; $.0001 and $1.60 par value as of 2000
        and 1999, respectively; 50,000,000 and 100 shares
        authorized as of 2000 and 1999, respectively;
        20,450,000 and 100 shares issued and outstanding
        as of 2000 and 1999, respectively                             2,045                161
    Additional paid-in capital                                    1,130,298
    Accumulated other comprehensive income                           52,695              5,898
    Stock subscriptions receivable                                   (2,450)
    Accumulated deficit                                            (998,438)          (404,530)
                                                                -----------        -----------
Total stockholders' equity (deficit)                                184,150           (398,471)
                                                                -----------        -----------


                                                                $ 2,211,901        $ 2,322,580
                                                                ===========        ===========





The accompanying notes are an integral part of the consolidated financial statements.

                        Hugo International Telecom, Inc.

                      Consolidated Statements of Operations



                                                       Six Months Ended                       Year Ended
                                                           June 30,                           December 31,
                                            --------------------------------        --------------------------------
                                                 2000                1999               1999                1998
                                              (Unaudited)        (Unaudited)
Revenues                                    $  2,448,308        $  2,135,611        $  5,094,575        $  3,915,293

Cost of revenues                               1,578,148           1,456,327           3,368,718           2,451,712
                                            ------------        ------------        ------------        ------------
Gross profit                                     870,160             679,284           1,725,857           1,463,581

Selling, general and
    administrative expenses                    1,421,533             794,659           1,827,442           1,628,477
                                             ------------        ------------        ------------        ------------
Loss from operations                            (551,373)           (115,375)           (101,585)           (164,896)
                                             ------------        ------------        ------------        ------------
Other income (expense):
    Interest income                                  678                 791               1,246                 513
    Interest expense                             (71,527)            (31,253)            (75,159)            (59,123)
    Loss on disposal of
        fixed assets                                                                     (13,032)             (8,183)
                                            ------------        ------------        ------------        ------------
                                                 (70,849)            (30,462)            (86,945)            (66,793)
                                            ------------        ------------        ------------        ------------
Loss before taxes                               (622,222)           (145,837)           (188,530)           (231,689)
Income tax benefit (expense)                      28,314              17,325              (3,145)             13,347
                                            ------------        ------------        ------------        ------------
Net loss                                    $   (593,908)       $   (128,512)       $   (191,675)       $   (218,342)
                                            ============        ============        ============        ============
Basic loss per share                        $       (.03)       $       (.01)       $       (.01)       $       (.01)
                                            ============        ============        ============        ============
Weighted average number of
    common shares used in loss
    per share computation                     17,529,945          15,000,100          15,000,100          15,000,100
                                            ============        ============        ============        ============






The accompanying notes are an integral part of the consolidated financial statements.

                        Hugo International Telecom, Inc.

      Consolidated Statements of Changes in Stockholders' Equity (Deficit)

                   Six Months Ended June 30, 2000 (Unaudited) and Years Ended December 31, 1999 and 1998




                                                                                                             OTHER
                                                           Common Stock        ADDITIONAL   ACCUMULATED   ACCUMULATED       STOCK
                                                           ------------         PAID-IN       EQUITY     COMPREHENSIVE  SUBSCRIPTION
                                                      Shares        Amount      CAPITAL      (DEFICIT)      INCOME       RECEIVABLE
                                                      ------        ------    -----------  ------------  -------------  ------------
Balance, December 31, 1997                                  100  $       161               $     5,487
Foreign currency translation adjustment                                                                    $  (1,161)
Net loss for year                                                                             (218,342)
                                                     ----------  -----------  -----------  -----------     ---------      ---------
Balance, December 31, 1998                                  100          161                  (212,855)       (1,161)
Foreign currency translation adjustment                                                                        7,059
                                                                                              (191,675)
Net loss for the year                                ----------  -----------  -----------  -----------     ---------      ---------
Balance, December 31, 1999                                  100          161                  (404,530)        5,898
Common stock issued to reduce related
    party debt (unaudited)                              284,000      429,682  $
Acquisition of company (unaudited)                   15,000,000        1,500       (1,500)
Recapitalization of company (unaudited)                (284,100)    (429,843)     429,843
Common stock issued for cash and subscription
agreements (unaudited)                                5,450,000          545      701,955                                 $  (2,450)
Foreign currency translation adjustment (unaudited)                                                           46,797
Net loss for the period (unaudited)                                                           (593,908)
                                                     ----------  -----------  -----------  -----------     ---------      ---------
Balance, June 30, 2000 (unaudited)                   20,450,000  $     2,045  $ 1,130,298  $  (998,438)    $  52,695      $  (2,450)
                                                     ==========  ===========  ===========  ===========     =========      =========


The accompanying notes are an integral part of the consolidated financial statements.

                        Hugo International Telecom, Inc.

                      Consolidated Statements of Cash Flows



                                                                          Six Months Ended                  Year Ended
                                                                                 June 30,                 December 31,
                                                                   ---------------------------   --------------------------
                                                                       2000            1999          1999          1998
                                                                       ----            ----          ----          ----
                                                                   (Unaudited)     (Unaudited)
OPERATING ACTIVITIES
    Net loss                                                       $  (593,908)    $  (128,512)  $  (191,675)   $  (218,342)
                                                                   -----------     -----------   -----------    -----------
    Adjustments to reconcile net loss to net cash
        (used) provided by operating activities:
           Depreciation and amortization                               184,576         124,538       212,007         92,984
           Foreign currency translation adjustment                      46,797          14,155         7,059         (1,161)
           Loss on disposal of property and equipment                                                 13,032          8,183
           (Increase) decrease in:
               Accounts receivable                                       8,409         (28,072)     (106,400)       261,351
               Income tax refund                                       (41,643)        (16,218)        2,623        (13,422)
               Inventories                                             (67,693)         87,796        68,961        (20,072)
               Other current assets                                     39,782           2,168       (71,737)       (32,419)
           Increase (decrease) in:
               Accounts payable                                        116,766         184,521       460,379       (165,788)
               Income taxes payable                                                    (40,358)      (48,630)           586
               Accrued expenses                                         21,530           7,182        57,956            (82)
               Deferred income                                          (3,000)          5,725         6,820            502
                                                                   -----------     -----------   -----------    -----------
    Total adjustments                                                  305,524         341,437       602,070        130,662
                                                                   -----------     -----------   -----------    -----------
    Net cash (used) provided by operating activities                  (288,384)        212,925       410,395        (87,680)
                                                                   -----------     -----------   -----------    -----------

INVESTING ACTIVITIES
    Acquisition of property and equipment                              (22,089)                      (35,700)       (18,132)
    Proceeds from the sale of property and equipment                                                   4,305         14,382
    Purchase of goodwill, customer lists, other intangibles,
        and other assets                                                              (749,179)     (749,179)
                                                                   -----------     -----------   -----------    -----------
    Net cash used by investing activities                              (22,089)       (749,179)     (780,574)        (3,750)
                                                                   -----------     -----------   -----------    -----------

FINANCING ACTIVITIES
    (Decrease) increase in bank overdraft                             (102,335)        149,010       (74,886)       (27,890)
    Payments on capital lease obligations                              (31,682)        (37,017)      (60,801)       (52,881)
    Net borrowings (payments) on stockholder advances                   81,064         (77,422)      (42,077)       (59,764)
    Proceeds from borrowings                                                           661,173       661,173        171,207
    Payments on borrowings                                            (364,655)       (217,988)     (145,938)       (19,017)
    Proceeds from the issuance of common stock                         700,050
                                                                   -----------     -----------   -----------    -----------
    Net cash provided by financing activities                          282,442         477,756       337,471         11,655
                                                                   -----------     -----------   -----------    -----------

NET DECREASE IN CASH                                                   (28,031)        (58,498)      (32,708)       (79,775)

CASH, BEGINNING OF PERIOD                                               67,812         100,520       100,520        180,295
                                                                   -----------     -----------   -----------    -----------

CASH, END OF PERIOD                                                $    39,781     $    42,022   $    67,812    $   100,520
                                                                   ===========     ===========   ===========    ===========




The accompanying notes are an integral part of the consolidated financial statements.

                        HUGO INTERNATIONAL TELECOM, INC.

                      Consolidated Statements of Cash Flows



                                                              Six Months Ended               Year Ended
                                                                   June 30,                  December 31,
                                                          -------------------------     ----------------------
                                                             2000           1999         1999          1998
                                                             ----           ----         ----          ----
                                                          (Unaudited)   (Unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION AND
NONCASH INVESTING AND FINANCING ACTIVITIES:
   Cash paid during the period for:
      Interest                                              $78,192       $34,051       $71,658       $50,247
                                                            -------       -------       -------       -------
      Income taxes                                          $     0       $40,358       $51,775       $     0
                                                            =======       =======       =======       =======



During the year ended December 31, 1998, the Company entered into capital leases for equipment with a fair market value of $93,385.


During the period ended March 31, 1999, the Company purchased certain assets of Pro-comm Radio Communications for $749,179. In conjunction with the acquisition, liabilities assumed were as follows:



      Fair value of tangible assets acquired                   $   32,733
      Goodwill and other intangibles acquired                     997,934
      Cash paid for acquisition                                  (749,179)
                                                               ----------
      Liabilities assumed                                      $  281,488
                                                               ==========




During the period ended June 30, 2000, the Company issued 284,000 shares of common stock in payment of a stockholder advances payable in the amount of $429,682.



During the period ended June 30, 2000, the Company entered into a capital lease for equipment with a fair market value of $18,694.



During the period ended June 30, 2000, the Company converted stockholder advances of $277,608 into a note payable.






The accompanying notes are an integral part of the consolidated financial statements.

                        Hugo International Telecom, Inc.

                   Notes to Consolidated Financial Statements


                     Six Months Ended June 30, 2000 and 1999
                    (Unaudited) and Years Ended December 31,
                                  1999 and 1998




1.      BACKGROUND AND CONCENTRATION INFORMATION


Hugo International Telecom, Inc. was incorporated in the state of Delaware on February 17, 2000 and merged effectively in February 2000 with Hugo International Limited, a private company incorporated in Berkshire, England in 1992.


Pursuant to this merger, Hugo International Telecom, Inc. issued 15,000,000 shares of its common stock for all of the common stock of Hugo International Limited. As a result of this acquisition, the stockholders of Hugo International Limited effectively acquired Hugo International Telecom, Inc., and control thereof. Accordingly, this acquisition has been accounted for as a reverse acquisition for consolidated financial statement purposes, with the historical financial statements of Hugo International Limited being shown for all periods presented prior to the date of acquisition.

The aforementioned companies will hereinafter be referred to as the "Company."


The Company's principal line of business is the sale of mobile radio and data communication systems and air time. The headquarters of the Company is located in Berkshire, United Kingdom.



The Company currently buys all of its equipment and air time from four suppliers. Although there are a limited number of suppliers of this type, management believes that other suppliers could provide products on comparable terms. A change in suppliers, however, could cause a possible loss of sales, which would affect operating results adversely.



         For the six months ended June 30, 2000 (unaudited) and the year ended December 31, 1999, purchases from four suppliers amounted to approximately $1,410,000 and $2,419,000 (or 89 and 72 percent), respectively, of cost of revenues. As of June 30, 2000 (unaudited) and December 31, 1999, accounts payable included approximately $458,000 and $416,000 due to these four suppliers.



         For the six months ended June 30, 1999 (unaudited) and the year ended December 31, 1998, purchases from three suppliers amounted to approximately $1,103,000 and $1,356,000 (or 76 and 55 percent), respectively, of cost of revenues.

                        Hugo International Telecom, Inc.

                   Notes to Consolidated Financial Statements


                     Six Months Ended June 30, 2000 and 1999
                    (Unaudited) and Years Ended December 31,
                                  1999 and 1998



2.      GOING CONCERN



The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has sustained substantial losses for the six months ended June 30, 2000 (unaudited) and the year ended December 31, 1999, has negative working capital of approximately $636,000 and $1,120,000 at June 30, 2000 (unaudited) and December 31, 1999, respectively, and its liabilities exceed its assets by approximately $398,000 as of December 31, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.




3.      SIGNIFICANT ACCOUNTING POLICIES


The significant accounting policies followed are:


        The consolidated financial statements for the period ended June 30, 2000 include the accounts of Hugo International Telecom, Inc. and Hugo International Limited. All significant accounts and transactions have been eliminated in consolidation. The financial statements for the years ended December 31, 1999 and 1998 and for the period ended June 30, 1999 (unaudited) reflect the accounts of Hugo International Limited.



        The consolidated financial statements as of June 30, 2000 and 1999 and for the six-month periods then ended are unaudited. In the opinion of management of the Company, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for a fair presentation of the financial position and results of operations of the Company as of June 30, 2000 and 1999 (unaudited) and the six months then ended. Results of the six months ended June 30, 2000 (unaudited) are not necessarily indicative of the results to be expected for the entire fiscal year.


        The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        Hugo International Telecom, Inc.

                   Notes to Consolidated Financial Statements


                     Six Months Ended June 30, 2000 and 1999
                    (Unaudited) and Years Ended December 31,
                                  1999 and 1998



3.      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)



        The Company extends credit to its various customers based on the customer's ability to pay. Management reviews the detail of accounts receivable and expenses those balances that cannot be collected after efforts to collect have been exhausted. Management reserves a portion of those accounts for which the collection process has not been completed based on a combination of the number of days that the account has been outstanding and the results of their collection efforts. Based on management's review of accounts receivable, an allowance for doubtful accounts of $133,705 and $52,214 is considered necessary as of June 30, 2000 (unaudited) and December 31, 1999, respectively.



        Inventory is stated at the lower of cost (first-in, first-out) or market. At June 30, 2000 (unaudited) and December 31, 1999, inventory was $159,963 and $92,270, respectively, and consisted of radios and radio components.


        Property and equipment are recorded at cost. Depreciation is calculated by the reducing balance method over the estimated useful lives of the assets, ranging generally from three to seven years. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized when property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in income.

        Goodwill, customer lists, and other intangibles are amortized using the straight-line method over their estimated useful lives of 2 to 10 years.

        Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.


        Advertising costs are charged to operations when incurred. Advertising expense for the six months ended June 30, 2000 and 1999 (unaudited), and the years ended December 31, 1999 and 1998 were $25,606; $23,099; $20,066; and $27,528, respectively.


        The Company follows Statement of Financial Accounting Standards No. 130 (SFAS No. 130), "Reporting Comprehensive Income." SFAS No. 130 established standards for the reporting and display of comprehensive income (net income and other comprehensive income) and its components in consolidated financial statements. Other comprehensive income includes all non-stockholder changes in equity and is reflected in the stockholders' equity (deficit) section of the consolidated balance sheets.

                        Hugo International Telecom, Inc.

                   Notes to Consolidated Financial Statements


                     Six Months Ended June 30, 2000 and 1999
                    (Unaudited) and Years Ended December 31,
                                  1999 and 1998




3.      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)



        Other comprehensive income consists of foreign currency translation adjustments associated with the translation of the functional currencies of Hugo International (UK) Limited (pounds) into the reporting currency of Hugo International Telecom, Inc. (U.S. dollars).



        -   The Company recognizes revenue as follows:



        -   Product sales - upon shipment of products to customers.



        -   Airtime contracts - monthly as billed.



        -   Equipment rental - monthly as billed.



        - Maintenance contracts - deferred and recognized ratably over the term of the maintenance agreement, which is typically three months.


        Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of shares of common stock outstanding for the period as if the reverse acquisition had occurred at the beginning of all periods presented.



4.      ACQUISITION



         On March 8, 1999, the Company purchased certain assets of Pro-comm Radio Communications. The total cost of the assets purchased was $1,030,667, which exceeded the fair market value of those assets by $997,934. The excess, which is recorded as goodwill, customer lists, and other intangible assets, is being amortized on the straight-line method over their estimated useful lives of 2 to 10 years.




5.      ACCOUNTS RECEIVABLE FACTORING



         On March 18, 1999, the Company entered into an agreement with Five Arrows Commercial Finance Limited to sell its receivables with recourse. In the event of a customer's default, the Company must repurchase the receivable from Five Arrows Commercial Finance Limited. Losses resulting from defaults have not been significant. At June 30, 2000 (unaudited) and December 31, 1999, the Company is contingently liable for the amounts of $333,668 and $380,516, respectively, relating to receivables sold with recourse.

                        Hugo International Telecom, Inc.

                   Notes to Consolidated Financial Statements


                     Six Months Ended June 30, 2000 and 1999
                    (Unaudited) and Years Ended December 31,
                                  1999 and 1998





6.      PROPERTY AND EQUIPMENT



Property and equipment consist of:
                                                              June 30,           December 31,
                                                               2000                   1999
                                                               ----                   ----
                                                               (Unaudited)
        Office furniture and fixtures                       $    154,769           $    133,136
        Demo equipment                                           110,703                118,020
        Automobiles                                               76,313                 61,428
                                                         ----------------------------------------
                                                                 341,785                312,584
        Less accumulated depreciation                            169,265                148,516
                                                         ----------------------------------------
                                                            $    172,520           $    164,068
                                                         ========================================



The following is a summary of the property included above that is held under capital leases:


                                                   June 30,           December 31,
                                                    2000                   1999
                                                    ----                   ----
                                                  (Unaudited)
Demo equipment                                 $     53,279           $     56,800
Automobiles                                          76,313                 61,428
                                               ------------           ------------
                                                    129,592                118,228
Less accumulated depreciation                        77,750                 64,904
                                               ------------           ------------
                                               $     51,842           $     53,324
                                               ============           ============




7.      INTANGIBLE ASSETS



Intangible assets, net of accumulated amortization consist of the following:



                                              June 30,         December 31,          Amortization
                                                2000               1999                Period
                                                ----               ----                ------
                                             (Unaudited)
Non-compete agreements                     $      84,837      $      84,837              2 years
Less accumulated amortization                     56,558             32,077
                                           -------------      -------------
                                                  28,279             52,760
                                           -------------      -------------
Goodwill, customer lists,
   and other intangibles                       1,225,716          1,225,716             10 years
Less accumulated amortization                    281,206            153,442
                                           -------------      -------------
                                                 944,510      $   1,072,274
                                           -------------      -------------
                                           $     972,789      $   1,125,034
                                           =============      =============

                        Hugo International Telecom, Inc.

                   Notes to Consolidated Financial Statements


          Six Months Ended June 30, 2000 and 1999 (Unaudited) and Years
                        Ended December 31, 1999 and 1998




8.      NOTES PAYABLE AND LONG-TERM DEBT



Notes payable and long-term debt consists of:



                                                                            June 30,              December 31,
                                                                              2000                     1999
                                                                        ----------------------------------------
                                                                           (Unaudited)
           Note payable; interest at base rate plus 2.5% (8.25%
           and 7.5% at June 30, 2000 (unaudited) and December
           31, 1999, respectively); varying monthly payments of
           principal and interest of approximately $8,000;
           collateralized by property owned by a related party             $    358,876           $    559,288

           Note payable; interest at base rate plus 2.5% (8.0%
           at December 31, 1999); monthly principal payments of
           approximately $3,400; guaranteed by a related party                                          91,223
           Note payable; interest at 7.5%; $8,132
           payable monthly including interest; unsecured                        128,605                201,625
           Stockholder note payable; interest at 11%,
           payable annually; due on demand; unsecured                           277,608
                                                                        ----------------------------------------
                                                                                765,089                852,136
           Less:
           Amounts currently due                                                171,350                284,783
           Stockholder note payable                                             277,608
                                                                        ----------------------------------------
                                                                           $    316,131           $    567,353
                                                                        ========================================



The following is a schedule by year of the principal payments required on these notes payable and long-term debt as of June 30, 2000 (unaudited):



        2001                                                  $448,958
                                                              ========
        2002                                                  $148,655
                                                              ========
        2003                                                  $ 95,700
                                                              ========
        2004                                                  $ 71,776
                                                              ========

                        Hugo International Telecom, Inc.

                   Notes to Consolidated Financial Statements


               Six Months Ended June 30, 2000 and 1999 (Unaudited)
                   and Years Ended December 31, 1999 and 1998




9.      OBLIGATIONS UNDER CAPITAL LEASES



The Company has capitalized rental obligations for the lease of equipment and vehicles. The obligations, which mature in 2003, represent the total present value of future rental payments discounted at the interest rates implicit in the leases. Future minimum lease payments under these capital leases as of June 30, 2000 (unaudited) are:



        Period Ending
             June 30,
        -------------
             2001                                                 $   38,768
             2002                                                      6,532
             2003                                                      6,532
                                                                  ----------
        Total minimum lease payments                                  51,832
        Less amount representing interest                              9,541
                                                                  ----------
                                                                      42,291
        Less current portion                                          32,870
                                                                  ----------
        Present value of net minimum lease payments               $    9,421
                                                                  ==========



10.      PENSION PLAN


The Company has a non-contributory pension plan that covers its executives. Contributions to the plan are made at the discretion of the Board of Directors of the Company. The Company did not make a contribution to the plan for the years ended December 31, 1999 and 1998, nor does it plan to make a contribution for the year ending December 31, 2000.

                        Hugo International Telecom, Inc.

                   Notes to Consolidated Financial Statements


               Six Months Ended June 30, 2000 and 1999 (Unaudited)
                   and Years Ended December 31, 1999 and 1998




11.      COMMITMENTS



The following is a schedule by year of future minimum rental payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year as of June 30, 2000 (unaudited):



        Period Ending
             June 30,
        -------------
             2001                                             $   158,611
             2002                                                 131,744
             2003                                                  92,518
             2004                                                  90,780
             2005                                                  90,780
          Thereafter                                              317,730
                                                              -----------
                                                              $   882,163
                                                              ===========



Rent expense amounted to $55,288; $45,648; $168,234; and $97,968 for the six months ended June 30, 2000 and 1999 (unaudited) and the years ended December 31, 1999 and 1998, respectively.


         On March 8, 1999, the Company entered into consulting agreements with two individuals in connection with the acquisition discussed in Note 4. Under the terms of the agreements, the Company is to pay each individual approximately $4,000 per month through September 2002.



12.      RELATED PARTY TRANSACTIONS



The Company paid approximately $34,000; $3,300; $68,000; and $49,600 in management fees for the six months ended June 30, 2000 and 1999 (unaudited) and the years ended December 31, 1999 and 1998, respectively, to two related entities controlled by directors of the Company.



The Company has advances payable from one of its majority stockholders in the amount of $626,226 as of December 31, 1999 that are unsecured and non-interest bearing. During the six months ended June 30, 2000 (unaudited), the advances were converted to a note payable and common stock.

                        Hugo International Telecom, Inc.

                   Notes to Consolidated Financial Statements


               Six Months Ended June 30, 2000 and 1999 (Unaudited)
                   and Years Ended December 31, 1999 and 1998




12.      RELATED PARTY TRANSACTIONS (CONTINUED)



         The Company had sales to related parties of $18,021; $35,503; $55,598; and $242,479 for the six months ended June 30, 2000 and 1999 (unaudited) and the years ended December 31, 1999 and 1998, respectively. Related party balances from these transactions, which are included in accounts receivable at June 30, 2000 (unaudited) and December 31, 1999, consist of $23,517 and $24,308, respectively. During 1998, the Company wrote off approximately $340,000 of accounts receivable due from one of these entities.



         The above related party transactions are not necessarily indicative of the amounts and terms that would have been incurred had comparable transactions been entered into with independent parties.




13.      INCOME TAXES



The Company is a corporation that reports and files its corporate business tax returns with the Inland Revenue, which governs the administration of income taxes for the United Kingdom. The components of the provision for income tax (benefit) expense consist of:



                                          Six Months Ended               Year Ended
                                               June 30,                  December 31,
                                     --------------------------     --------------------
                                         2000           1999          1999        1998
                                     ---------------------------------------------------
                                     (Unaudited)    (Unaudited)
Currently payable                                                   $ 3,145
Income tax refund due to carryback    $ (28,314)    $ (17,325)                 $ (13,347)
                                     ---------------------------------------------------
                                      $ (28,314)    $ (17,325)      $ 3,145    $ (13,347)
                                     ===================================================



         The following is a reconciliation of income taxes at the statutory rates to the amount of income taxes at the Company's effective rates:



                                      Six Months Ended           Year Ended
                                           June 30,              December 31,
                                  ------------------------  -------------------
                                      2000        1999         1999       1998
                                  ---------------------------------------------
                                  (Unaudited)  (Unaudited)
Tax benefit at statutory rate     $  (46,758)  $ (29,364)   $(32,108)  $(49,480)
Decrease due to non-deductible
   expenses                           18,444      12,039      35,253     36,133
                                  ---------------------------------------------
Income tax (benefit) expense      $  (28,314)  $ (17,325)   $  3,145   $(13,347)
                                  =============================================

                        Hugo International Telecom, Inc.

                   Notes to Consolidated Financial Statements


               Six Months Ended June 30, 2000 and 1999 (Unaudited)
                   and Years Ended December 31, 1999 and 1998




13.      INCOME TAXES (CONTINUED)



The United Kingdom's tax laws do not allow a deduction for amortization of intangible assets; however, this amount may be used to reduce the gain from the sale of a business enterprise. Management has determined that it is more likely than not that the Company would not realize the deferred tax asset and, therefore, has established a valuation allowance equal to the amount of the deferred tax asset as of June 30, 2000 (unaudited).



        Tax benefit of non-deductible amortization               $  337,744
        Valuation allowance                                        (337,744)
                                                                 ----------
        Net deferred tax asset                                   $        0
                                                                 ==========




14.      SEGMENT INFORMATION



         The Company's operations are classified into two principal reportable segments that provide services to different geographic regions. Revenues and long-lived assets of these reported segments are as follows:



                                Six Months Ended              Year Ended
                                     June 30,                 December 31,
                            -------------------------  ------------------------
                                2000          1999        1999          1998
                            ---------------------------------------------------
                            (Unaudited)   (Unaudited)
Revenues:
   Europe                   $2,004,961    $1,908,569   $4,596,818    $3,414,380
   Africa                      443,347       227,042      497,757       500,913
                            ---------------------------------------------------
                            $2,448,308    $2,135,611   $5,094,575    $3,915,293
                            ===================================================

Operating (loss) income:
   Europe                   $ (640,043)   $ (160,783)  $ (201,136)   $ (265,079)
   Africa                       88,670        45,408       99,551       100,183
                            ---------------------------------------------------
                            $ (551,373)   $ (115,375)  $ (101,585)   $ (164,896)
                            ===================================================

Depreciation expense:
   Europe                   $   32,331    $   37,170   $   53,026    $   56,067
   Africa                            0             0            0             0
                            ---------------------------------------------------
                            $   32,331    $   37,170   $   53,026    $   56,067
                            ===================================================

                        Hugo International Telecom, Inc.



                   Notes to Consolidated Financial Statements



               Six Months Ended June 30, 2000 and 1999 (Unaudited)
                   and Years Ended December 31, 1999 and 1998





14.      SEGMENT INFORMATION (CONTINUED)



                                           June 30,       December 31,
                                             2000            1999
                                         ------------     -----------
                                         (Unaudited)
            Identifiable assets:
               Europe                    $  2,211,901     $2,322,580
               Africa                               0              0
                                         ----------------------------
                                         $  2,211,901     $2,322,580
                                         ============================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following sets forth the estimated expenses payable in connection with the preparation and filing of this Registration:

Securities and Exchange Commission Registration Fee..........        $  5,280
*Printing and Engraving Expenses.............................          10,000
*Accounting Fees and Expenses................................         110,000
*Legal Fees and Expenses.....................................         120,000
*Blue Sky Fees and Expenses..................................          10,000
*Transfer Agent's and Registrar's Fees and Expenses..........           1,000
Miscellaneous Expenses.......................................        ________
           *Total............................................        $256,280

-----------------------
*  Estimated.


ITEM 25. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         Hugo is required by its By-Laws and Certificate of Incorporation to protect from liability, to the fullest extent permitted by law, each person that Hugo is permitted to protect from liability. Hugo's Charter requires it to protect from liability such parties to the fullest extent permitted by Sections 102(b)(7) and 145 of the Delaware General Corporation Law.



         Section 145 of the Delaware General Corporation Law permits Hugo to protect from liability its directors, officers, employees or agents against expenses, including attorney's fees, judgments, fines and amounts paid in settlements actually and reasonably incurred in relation to any action, suit, or proceeding brought by third parties because they are or were directors, officers, employees or agents of the corporation. In order to be eligible for such indemnification, however, the directors, officers, employees or agents of Hugo must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Hugo. In addition, with respect to any criminal action or proceeding, the officer, director, employee or agent must have had no reason to believe that the conduct in question was unlawful.



         In derivative actions, Hugo may only protect from liability its officers, directors, employees and agents against expenses actually and reasonably incurred in connection with the defense or settlement of a suit, and only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification is not permitted in the event that the director, officer, employee or agent is actually adjudged liable to Hugo unless, and only to the extent that, the court in which the action was brought so determines.

         Hugo's Certificate of Incorporation permits it to protect from liability its directors except in the event of: (1) any breach of the director's duty of loyalty to Hugo or its stockholders; (2) any act or failure to act that is not in good faith or involves intentional misconduct or a knowing violation of the law; (3) liability arising under Section 174 of the Delaware General Corporation Law, relating to unlawful stock purchases, redemptions, or payment of dividends; or (4) any transaction in which the director received an improper personal benefit.



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


         The following securities were issued by Hugo International within the past three years and were not registered under the Securities Act of 1933, as amended (the "Act"). Each of the transactions is claimed to be exempt from registration with the Securities Exchange Commission under Section 4(2) of the Act as transactions by an issuer not involving a public offering or under Regulation S. All of these securities are considered to be restricted securities for the purposes of the Act. All certificates representing these issued and outstanding restricted securities of the company contain appropriate text detailing their restricted status and the company has issued "stop transfer" instructions to its transfer agent for these securities.


         1. On February 24, 2000, we entered into a share exchange with all of the stockholders of Hugo International Limited, a company formed under the laws of United Kingdom and Wales ("Hugo United Kingdom"), pursuant to which we issued 15,000,000 shares of our common stock in exchange for 284,100 shares of Hugo United Kingdom's capital stock, which constitutes all of Hugo United Kingdom's issued and outstanding capital stock. All 15,000,000 shares of our common stock contemplated by the exchange have been issued. Upon the consummation of the share exchange, Hugo United Kingdom became a wholly owned subsidiary of Hugo.

         2. On February 24, 2000 we issued 1,250,000 restricted shares of our common stock to purchasers in a private offering to persons resulting in gross proceeds of $125,000. No commissions were paid.

         3. On March 3, 2000, we issued 350,000 restricted shares of our common stock to purchasers in a private offering to persons resulting in gross proceeds of $35,000. No commissions were paid.

         4. On March 9, 2000, we issued 650,000 restricted shares of our common stock to purchasers in a private offering to persons resulting in gross proceeds of $65,000. No commissions were paid.

         5. On March 12, 2000, we issued 2,750,000 restricted shares of our common stock to purchasers in a private offering to persons resulting in gross proceeds of $275,000. No commissions were paid.

         6. On June 30, 2000, we issued 450,000 restricted shares of our common stock for purchasers in a private offering to persons resulting in gross proceeds of $202,500. No commissions were paid.

         7. On July 14, 2000, we issued 50,000 restricted shares of our common stock to purchasers in a private offering to persons resulting in gross proceeds of $50,000. No commissions were paid.


ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


         2.1 Agreement for the Sale and Purchase of the Assets and Business of Pro-Comm Radio Communications dated March 8, 1999 between M.L. Temple and A.R. Temple, Hugo International Limited and D. W. Foden*



         2.2 Exchange Agreement dated as of February 24, 2000 by and among Hugo International Telecom Inc., David W. Foden, Brian H.C. Gundry and Gillan L. Foden*



         3.1 Certificate of Incorporation of Hugo International Telecom Inc. filed with the Secretary of State of the State of Delaware on February 17, 2000*



         3.2 By-laws of Hugo International Telecom Inc.*



         4.1 Form of Common Stock Certificate of Hugo International Telecom
Inc.*



         4.2 Form of Preferred Stock Certificate of Hugo International Telecom Inc.*



         5 Opinion of Piper Marbury Rudnick & Wolfe LLP



         10.1 Letter from Hugo International Limited to David Foden dated June 26, 2000 regarding loan from Mr. Foden in the amount of pound sterling 220,482*



         10.2 Consulting Agreement between Hugo International Limited and RCI*



         10.3 Reseller Agreement dated August 9, 1999 between Nitsuko UK Limited and Hugo International Limited*



         10.4 Purchase Order dated July 7, 1999 between Siemens Communications Limited and Hugo International Limited*



         10.5 Confidential Invoice Discounting Agreement with Term Sheet dated March 18, 1999, between Hugo International Limited and Five Arrows Commercial Finance Limited*



         10.6 Deed of Guarantee and Indemnity dated April 20, 2000, between Hugo International Telecom Incorporated and Five Arrows Commercial Finance Limited*



         10.7 Service Provider Agreement dated March 15, 1999 between Dolphin Telecommunications Limited and Hugo International Limited*



         10.8 Business Loan Agreement dated March 11, 1999 between Lloyds Bank Plc and Hugo International Limited*

         10.9 Lease of Cookham House dated January 26, 1999 between Chaselands Limited and Hugo International Limited*



         10.10 Service Provider Agreement dated July 29, 1998 between Dolphin Telecommunications Limited, National Bank Three Limited, Fleetcomm Limited T/A Fleetcomm Mobile Radio Networks and Hugo International Limited*



         10.11 Private Business Radio Suppliers License issued to Hugo International Limited by the Secretary of State for Trade and Industry by the Radiocommunications Agency on May 7, 1998*



         10.12 Reseller Agreement dated September 1, 1997 between Motorola Limited and Hugo International Limited*



         10.13 Motorola Customer Programming Software License Agreement dated as of November 1998, between Motorola, Inc. and Hugo International*



         10.14 Retainer Agreement dated as of March 16, 1999 between Hugo International Limited and Mark Lawrence Temple*



         10.15 Retainer Agreement dated as of March 16, 1999 between Hugo International Limited and Andrew Robert Temple*



         21 Subsidiaries of the Company*



         23.1 Consent of Pender Newkirk & Company*



         27 Financial Data Schedule*

------------



* Previously filed



ITEM 28. UNDERTAKINGS.


         The undersigned Registrant undertakes:


         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or taken as a whole, represent a fundamental change in the information detailed in the Registration Statement; and

                  (iii) To include any significant information with respect to the plan of distribution not previously disclosed in the Registration Statement or any significant change to such information in the Registration Statement.



         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be considered to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be considered to be the initial bona fide offering of the securities.


         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         (b) The undersigned registrant pledges to supplement the prospectus, after the expiration of the subscription period, to detail the results of the subscription offer, the transactions by the underwriter, during the subscription period, the amount of unsubscribed securities to be purchased by the underwriter, and the terms of any subsequent reoffering of the securities. If any public offering by the underwriter is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.


         (c) "Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.

         (d)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 6th day of November, 2000.


                                   HUGO INTERNATIONAL TELECOM, INC.


                                   By  /s/  David W. Foden
                                       -----------------------------------------
                                       David W. Foden, Chief Executive Officer

         Each person whose signature appears below hereby constitutes and appoints David W. Foden his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                    Title                               Date


/s/ David W. Foden      Director, Chief Executive Officer and   November 6, 2000
---------------------   Chairman (Principal Executive Officer)
David W. Foden



/s/ Michael Christmas   Director, Treasurer and Secretary       November 6, 2000
---------------------   (Principal Financial and Accounting
Michael Christmas       Officer)



/s/ Iain Bowles         Director                                November 6, 2000
---------------------
Iain Bowles